Exhibit 99.1

INGERSOLL-RAND COMPANY LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ingersoll-Rand Company Limited:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15 (a)(1) present fairly, in all material respects, the financial position of Ingersoll-Rand Company Limited and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 (a)(2), present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company has changed the manner in which it accounts for stock based compensation effective January 1, 2006, the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006, and the manner in which it accounts for uncertainty in income taxes effective January 1, 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 29, 2008, except for Note 22, as to which the date is June 11, 2008

Ingersoll-Rand Company Limited
Consolidated Statements of Income
In millions, except per share amounts

For the years ended December 31,	2007	2006	2005
Net revenues	$8,763.1	$8,033.7	$7,263.7
Cost of goods sold	6,272.0	5,768.4	5,203.2
Selling and administrative expenses	1,433.3	1,266.8	1,172.7
Operating income	1,057.8	998.5	887.8
Interest expense	(136.2)	(133.6)	(145.1)
Other income, net	15.9	(7.3)	50.1
Earnings before income taxes	937.5	857.6	792.8
Provision for income taxes	204.4	92.6	61.0
Earnings from continuing operations	733.1	765.0	731.8
Discontinued operations, net of tax	3,233.6	267.5	322.4
Net earnings	$3,966.7	$1,032.5	$1,054.2

Basic earnings per common share:
Continuing operations	$2.52	$2.39	$2.17
Discontinued operations	11.12	0.84	0.95
Net earnings	$13.64	$3.23	$3.12

Diluted earnings per common share:
Continuing operations	$2.48	$2.37	$2.14
Discontinued operations	10.95	0.83	0.95
Net earnings	$13.43	$3.20	$3.09

See accompanying notes to consolidated financial statements.

Ingersoll-Rand Company Limited
Consolidated Balance Sheets
In million, except share amounts

December 31,	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,735.3	$355.8
Marketable securities	0.1	0.7
Accounts and notes receivable, less allowance of $12.2 and $8.3 at December 31, 2007 and 2006, respectively	1,660.7	1,481.7
Inventories	827.2	837.7
Other current assets	477.4	355.8
Assets held for sale	-	2,506.1
Total current assets	7,700.7	5,537.8

Property, plant and equipment, net	904.9	868.2
Goodwill	3,993.3	3,837.2
Intangible assets, net	724.6	712.8
Other noncurrent assets	1,052.7	1,189.9
Total assets	$14,376.2	$12,145.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$721.2	$757.6
Accrued compensation and benefits	338.9	306.4
Accrued expenses and other current liabilities	1,434.6	794.1
Short-term borrowings and current maturities of long-term debt	741.0	1,079.4
Liabilities held for sale	-	1,174.9
Total current liabilities	3,235.7	4,112.4

Long-term debt	712.7	905.2
Postemployment and other benefit liabilities	941.9	1,047.1
Other noncurrent liabilities	1,480.5	602.8
Minority interests	97.5	73.6

Shareholders' equity:
Class A common shares, $1 par value (370,035,087 and
364,426,276 shares issued at December 31, 2007 and
2006, respectively, and net of 97,421,234 and 57,699,279
shares owned by subsidiary at December 31, 2007 and 2006, respectively)	272.6	306.8
Retained earnings	7,388.8	5,456.1
Accumulated other comprehensive income (loss)	246.5	(358.1)
Total shareholders' equity	7,907.9	5,404.8
Total liabilities and shareholders' equity	$14,376.2	$12,145.9

See accompanying notes to consolidated financial statements.

Ingersoll-Rand Company Limited
Consolidated Statements of Shareholders' Equity

	Total			Capital in		Accumulated other
	shareholders'	Common stock		excess of	Retained	comprehensive	Comprehensive
In millions, except per share amounts	equity	Amount	Shares	par value	earnings	income (loss)	income
Balance at December 31, 2004	$5,733.8	$173.1	173.1	$469.6	$5,028.3	$62.8
Net earnings	1,054.2				1,054.2		$1,054.2
Currency translation	(267.7)					(267.7)	(267.7)
Change in fair value of derivatives qualifying
as cash flow hedges, net of tax of $2.0	5.7					5.7	5.7
Minimum pension liability adjustment, net of tax of $35.6	71.6					71.6	71.6
Total comprehensive income							$863.8
Shares issued under incentive stock plans	120.0	2.3	2.3	117.7
Repurchase of common shares by subsidiary	(763.6)	(19.4)	(19.4)	(587.3)	(156.9)
Stock split	-	174.7	174.7		(174.7)
Cash dividends, declared and paid ($0.57 per share)	(192.1)				(192.1)
Balance at December 31, 2005	5,761.9	330.7	330.7	-	5,558.8	(127.6)
Net earnings	1,032.5				1,032.5		$1,032.5
Currency translation	258.8					258.8	258.8
Change in fair value of marketable securities and
derivatives qualifying as cash flow hedges,
net of tax of $0.8	(7.3)					(7.3)	(7.3)
Minimum pension liability adjustment, net of tax of $3.2	(9.2)					(9.2)	(9.2)
Total comprehensive income							$1,274.8
Adoption of FASB Statement No. 158, net of tax of $268.2	(472.8)					(472.8)
Shares issued under incentive stock plans	111.2	3.8	3.8	107.4
Repurchase of common shares by subsidiary	(1,096.3)	(27.7)	(27.7)	(151.0)	(917.6)
Share-based compensation	43.6			43.6
Cash dividends, declared and paid ($0.68 per share)	(217.6)				(217.6)
Balance at December 31, 2006	5,404.8	306.8	306.8	-	5,456.1	(358.1)
Adoption of FIN 48	(145.6)				(145.6)
Net earnings	3,966.7				3,966.7		$3,966.7
Currency translation	411.9					411.9	411.9
Change in fair value of marketable securities and derivatives qualifying as cash flow hedges, net of tax of $1.7	(2.2)					(2.2)	(2.2)

Pension and OPEB adjustments, net of tax of $130.0	194.9					194.9	194.9
Total comprehensive income							$4,571.3
Shares issued under incentive stock plans	196.6	5.5	5.5	191.1
Repurchase of common shares by subsidiary	(1,999.9)	(39.7)	(39.7)	(281.6)	(1,678.6)
Share-based compensation	90.5			90.5
Cash dividends, declared and paid ($0.72 per share)	(209.8)				(209.8)
Balance at December 31, 2007	$7,907.9	$272.6	272.6	$-	$7,388.8	$246.5

See accompanying notes to consolidated financial statements.

Ingersoll-Rand Company Limited
Consolidated Statements of Cash Flows
In millions

For the years ended December 31,	2007	2006	2005
Cash flows from operating activities:
Net earnings	$3,966.7	$1,032.5	$1,054.2
Income from discontinued operations, net of tax	(3,233.6)	(267.5)	(322.4)
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	138.8	148.8	156.7
(Gain)/loss on sale of businesses	-	-	(1.5)
(Gain)/loss on sale of property, plant and equipment	(0.7)	0.2	(3.1)
Minority interests, net of dividends	17.9	9.2	(1.3)
Equity earnings, net of dividends	(1.0)	0.1	0.4
Stock settled share based compensation	31.0	20.7	-
Deferred income taxes	146.6	27.8	26.2
Other items	30.6	(12.2)	(49.0)
Changes in other assets and liabilities
(Increase) decrease in:
Accounts and notes receivable	46.2	(94.4)	(115.1)
Inventories	75.4	(21.4)	20.6
Other current and noncurrent assets	(32.3)	(93.6)	(222.4)
Increase (decrease) in:
Accounts payable	(88.1)	182.1	5.7
Other current and noncurrent liabilities	(267.6)	(119.2)	(108.1)
Net cash (used in) provided by continuing operating activities	829.9	813.1	440.9
Net cash (used in) provided by discontinued operating activities	66.2	141.7	399.8
Cash flows from investing activities:
Capital expenditures	(119.7)	(144.8)	(86.1)
Proceeds from sale of property, plant and equipment	14.2	9.6	16.3
Acquisitions, net of cash acquired	(25.7)	(49.7)	(484.7)
Proceeds from business dispositions, net of cash	6,154.3	-	11.4
Proceeds from sales and maturities of marketable securities	0.7	155.8	-
Purchase of marketable securities	-	-	(152.6)
Other	28.6	0.4	7.1
Net cash (used in) provided by continuing investing activities	6,052.4	(28.7)	(688.6)
Net cash (used in) provided by discontinued investing activities	(57.7)	(132.5)	(83.1)
Cash flows from financing activities:
Increase (decrease) in short-term borrowings	(409.9)	369.2	(40.2)
Proceeds from long-term debt	2.0	4.0	301.7
Payments of long-term debt	(141.8)	(513.7)	(198.8)
Net change in debt	(549.7)	(140.5)	62.7
Redemption of preferred stock of subsidiaries	-	-	(73.6)
Proceeds from exercise of stock options	160.2	95.7	90.9
Excess tax benefit from share based compensation	36.1	15.5	-
Dividends paid	(209.8)	(217.6)	(192.1)
Repurchase of common shares by subsidiary	(1,999.9)	(1,096.3)	(763.6)
Net cash (used in) provided by continuing financing activities	(2,563.1)	(1,343.2)	(875.7)
Net cash (used in) provided by discontinued financing activities	-	-	-
Effect of exchange rate changes on cash and cash equivalents	51.8	29.4	(14.2)
Net increase (decrease) in cash and cash equivalents	4,379.5	(520.2)	(820.9)
Cash and cash equivalents - beginning of period	355.8	876.0	1,696.9
Cash and cash equivalents - end of period	$4,735.3	$355.8	$876.0

Cash paid during the year for:
Interest, net of amounts capitalized	$95.3	$105.2	$131.2
Income taxes, net of refunds	$470.1	$195.3	$270.0

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF COMPANY
Ingersoll-Rand Company Limited (IR-Limited), a Bermuda company, and its consolidated subsidiaries (the Company) is a leading innovation and solutions provider with strong brands and leading positions within our markets. The Company’s business segments consist of Climate Control Technologies, Industrial Technologies and Security Technologies. The Company generates revenue and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products that include well-recognized, premium brand names such as Club Car®, Hussmann®, Ingersoll-Rand®, Schlage® and Thermo King®.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
A summary of significant accounting policies used in the preparation of the accompanying financial statements follows:

Basis of Presentation: The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States.

2001 Reorganization: IR-Limited is the successor to Ingersoll-Rand Company, a New Jersey corporation (IR-New Jersey), following a corporate reorganization (the reorganization) that became effective on December 31, 2001. The reorganization was accomplished through a merger of a newly formed merger subsidiary of IR-Limited. IR-Limited and its subsidiaries continue to conduct the businesses previously conducted by IR-New Jersey and its subsidiaries. The reorganization has been accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity.

Principles of Consolidation: The consolidated financial statements include all majority-owned subsidiaries of the Company. Partially owned equity affiliates are accounted for under the equity method. The Company is also required to consolidate variable interest entities in which it bears a majority of the risk to the entities’ potential losses or stands to gain from a majority of the entities’ expected returns. Intercompany accounts and transactions have been eliminated. The assets, liabilities, results of operations and cash flows of all discontinued operations have been separately reported as discontinued operations and held for sale for all periods presented. Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Some of the more significant estimates include accounting for doubtful accounts, useful lives of property, plant and equipment and intangible assets, purchase price allocations of acquired businesses, valuation of assets including goodwill and other intangible assets, product warranties, sales allowances, pension plans, postretirement benefits other than pensions, taxes, environmental costs, product liability, asbestos matters and other contingencies. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statement of operations in the period that they are determined.

Currency Translation: Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates, and income and expenses accounts have been translated using average exchange rates throughout the year. Adjustments resulting from the process of translating an entity’s financial statements into the U.S. dollar have been recorded in the equity section of the balance sheet within Accumulated other comprehensive income (loss). Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within net earnings.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less.

Marketable Securities: The Company has classified its marketable securities as available-for-sale in accordance with the guidance under Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Available-for-sale marketable securities are accounted for at market prices, with the unrealized gain or loss, less applicable deferred income taxes, recorded within Accumulated other comprehensive income (loss).

Inventories: Depending on the business, U.S. inventories are stated at the lower of cost or market using the last-in, first-out (LIFO) method or the lower of cost or market using the first-in, first-out (FIFO) method. Non-U.S. inventories are primarily stated at the lower of cost or market using the FIFO method. At December 31, 2007 and 2006, approximately 20% of all inventory utilized the LIFO method.

Allowance for Doubtful Accounts: The Company has provided an allowance for doubtful accounts reserve which represents the best estimate of probable loss inherent in the Company’s account receivables portfolio. This estimate is based upon company policy, derived from knowledge of its end markets, customer base and products.

In the first quarter of 2006, the Company changed its estimate of the allowance for doubtful accounts in light of various business and economic factors, including a significant change in its business portfolio and historical and expected write-off experience. In addition, the Company signed a new insurance policy which limits its bad debt exposure. As a result, the Company reduced its allowance by $14.6 million, or $13.0 million after-tax, which increased first quarter 2006 diluted earnings per share by $0.04.

Property, Plant and Equipment: Property, plant and equipment are stated at cost, less accumulated depreciation. Assets placed in service are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset except for leasehold improvements, which are depreciated over the shorter of their economic useful life or their lease term. The range of useful lives used to depreciate property, plant and equipment is as follows:

Buildings	10 to 50 years
Machinery and equipment	3 to 12 years
Software	2 to 7 years

Repair and maintenance costs that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements and significant improvements that increase asset values and extend useful lives are capitalized.

The Company assesses the recoverability of the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Goodwill and Intangible Assets: The Company initially records as goodwill the excess of the purchase price over the preliminary fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company tests for impairment during the fourth quarter of its fiscal year using September 30th balances.

Recoverability of goodwill is measured at the reporting unit level and determined using a two step process. The first step compares the carrying amount of the reporting unit to its estimated fair value. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the fair value, impairment exists and an impairment loss must be recognized. Recoverability of other intangible assets with indefinite useful lives is measured by a comparison of the carrying amount of the intangible assets to the fair value of the respective intangible assets. Any excess of the carrying value over the fair value is recognized as an impairment loss.

Intangible assets such as patents, customer-related intangible assets and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The range of useful lives is as follows:

Customer relationships	20 - 40 years
Trademarks	20 - 25 years
Patents	5 - 15 years
Other	5 - 20 years

Recoverability of intangible assets with finite useful lives is assessed in the same manner as property, plant and equipment as described above.

Income Taxes: Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The Company recognizes future tax benefits, such as net operating losses and non-U.S. tax credits, to the extent that realizing these benefits is considered in its judgment to be more likely than not. The Company regularly reviews the recoverability of its deferred tax assets considering its historic profitability, projected future taxable income, timing of the reversals of existing temporary differences and the feasibility of its tax planning strategies. Where appropriate, the Company records a valuation allowance with respect to a future tax benefit.

Product Warranties: Warranty accruals are recorded at the time of sale and are estimated based upon product warranty terms and historical experience. The Company assesses the adequacy of its liabilities and will make adjustments as necessary based on known or anticipated warranty claims, or as new information becomes available.

Treasury Stock: The Company, through one of its consolidated subsidiaries, repurchases IR Limited’s Class A common shares from time to time in the open market and in privately negotiated transactions as authorized by the Board of Directors. These repurchases are based upon current market conditions and the discretion of management. Amounts are recorded at cost and included within the Shareholders’ equity section. For the year ended December 31, 2007 and 2006, Class A common shares owned by the Company amounted to 97.4 million and 57.7 million, respectively.

Revenue Recognition: Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectibility is reasonably assured; and (d) delivery has occurred or service has been rendered. Delivery generally occurs when the title and the risks and rewards of ownership have substantially transferred to the customer. Revenue from maintenance contracts or extended warranties is recognized on a straight-line basis over the life of the contract, unless another method is more representative of the costs incurred. The Company enters into agreements that contain multiple elements, such as equipment, installation and service revenue. For multiple-element arrangements, the Company recognizes revenue for delivered elements when the delivered item has stand-alone value to the customer, fair values of undelivered elements are known, customer acceptance has occurred, and there are only customary refund or return rights related to the delivered elements.

Environmental Costs: The Company is subject to laws and regulations relating to protecting the environment. Environmental expenditures relating to current operations are expensed or capitalized as appropriate. Expenditures relating to existing conditions caused by past operations, which do not contribute to current or future revenues, are expensed. Liabilities for remediation costs are recorded when they are probable and can be reasonably estimated, generally no later than the completion of feasibility studies or the Company's commitment to a plan of action. The assessment of this liability, which is calculated based on existing technology, does not reflect any offset for possible recoveries from insurance companies, and is not discounted.

Asbestos Matters: Certain wholly owned subsidiaries of the Company are named as defendants in asbestos-related lawsuits in state and federal courts. The Company records a liability for its actual and anticipated future claims as well as an asset for anticipated insurance settlements. Although the Company was neither a manufacturer nor producer of asbestos, some of its formerly manufactured components from third party suppliers utilized asbestos related components. As a result, amounts related to asbestos are recorded within Discontinued operations, net of tax. Refer to Note 20, Commitments and Contingencies, for further details of asbestos related matters.

Research and Development Costs: The Company conducts research and development activities for the purpose of developing and improving new products and services. These expenditures, including qualifying engineering costs, are expensed when incurred and included in Cost of goods sold. For the years ended December 31, 2007, 2006 and 2005, these expenditures amounted to $128.6 million, $126.7 million and $120.4 million, respectively. The Company also incurs engineering costs that are not considered research and development expenditures.

Software Costs: The Company follows the guidance outlined in Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” for all software developed or obtained for internal use, which requires companies to capitalize certain internal-use software costs once specific criteria are met and subsequently amortize these costs over the software’s useful life, which ranges from 2 to 7 years.

Employee Benefit Plans: The Company provides a range of benefits to eligible employees and retired employees, including pensions, postretirement and post-employment benefits. Determining the cost associated with such benefits is dependent on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, employee mortality and turnover rates, and health-care cost trend rates. Actuaries perform the required calculations to determine expense in accordance with generally accepted accounting principles in the United States. Actual results may differ from the actuarial assumptions and are generally accumulated and amortized into earnings over future periods. Effective December 31, 2006, these amounts are generally recognized into Shareholders’ equity on an annual basis, due to the adoption of SFAS 158. The Company reviews its actuarial assumptions at each measurement date, which is November 30 for its plans, and makes modifications to the assumptions based on current rates and trends, if appropriate.

Loss Contingencies: Liabilities are recorded for various contingencies arising in the normal course of business, including litigation and administrative proceedings, environmental matters, product liability, product warranty, worker’s compensation and other claims. The Company has recorded reserves in the financial statements related to these matters, which are developed using input derived from actuarial estimates and historical and anticipated experience data depending on the nature of the reserve, and in certain instances with consultation of legal counsel, internal and external consultants and engineers. Subject to the uncertainties inherent in estimating future costs for these types of liabilities, the Company believes its estimated reserves are reasonable and does not believe the final determination of the liabilities with respect to these matters would have a material effect on the financial condition, results of operations, liquidity or cash flows of the Company for any year.

Derivative Instruments: The Company periodically enters into cash flow and other hedge transactions to specifically hedge exposure to various risks related to interest rates, currency rates and commodity pricing. The Company recognizes all derivatives on the consolidated balance sheet at their fair value as either assets or liabilities. For cash flow designated hedges, the effective portion of the changes in fair value of the derivative contract are recorded in Other comprehensive income, net of taxes, and are recognized in the income statement at the time earnings are affected by the hedged transaction. For other hedge transactions, the changes in the fair value of the derivative contract are recognized in the consolidated statement of income.

Recently Adopted Accounting Pronouncements: In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections” (SFAS 154) which replaces APB No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for, and reporting of, accounting changes and error corrections. It establishes a retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 was effective for the Company on January 1, 2006. The adoption of SFAS 154 did not have a material impact on its consolidated financial position and results of operations.

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123(R)) using the modified prospective method of adoption. SFAS 123(R) requires companies to recognize compensation expense for an amount equal to the fair value of the share-based payment issued. Under the modified prospective method, financial statement amounts for prior periods have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS 158). SFAS 158 requires an entity to recognize in its balance sheet the funded status of its defined benefit pension and postretirement plans. The standard also requires an entity to recognize changes in the funded status within Accumulated other comprehensive income, net of tax, to the extent such changes are not recognized in earnings as components of periodic net benefit cost. At December 31, 2006, the Company adopted the provisions of SFAS 158 for its postretirement and pension plans. The adoption of SFAS 158 resulted in a decrease of Total assets of $476.0 million and Shareholders’ equity of $472.8 million (net of tax of $268.2 million) and an increase of Total liabilities of $265.0 million.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the Company for the fiscal year ended December 31, 2006. SAB 108 did not have a material impact on the Company’s financial statements.

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (FIN 48), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. As a result of adopting FIN 48 as of January 1, 2007, the Company recorded additional liabilities to its previously established reserves along with a corresponding decrease in Retained earnings of $145.6 million.

Recently Issued Accounting Pronouncements: In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 establishes a framework for measuring fair value that is based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information to develop those assumptions. Additionally, the standard expands the disclosures about fair value measurements to include disclosing the fair value measurements of assets or liabilities within each level of the fair value hierarchy. SFAS 157 is effective for the Company starting on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement. Additionally, SFAS 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. SFAS 159 is effective for the Company starting on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” (SFAS 141 (R)). This statement addresses financial accounting and reporting for business combinations and supersedes SFAS 141, “Business Combinations.” SFAS 141(R) retains the fundamental requirements set forth in SFAS 141 regarding the purchase method of accounting, but expands the guidance in order to properly recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquired business. In addition, the statement introduces new accounting guidance on how to recognize and measure contingent consideration, contingencies, acquisition and restructuring costs. SFAS 141(R) is effective for acquisitions occurring after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No 51.” It clarifies that a noncontrolling interest in a subsidiary represents an ownership interest that should be reported as equity in the consolidated financial statements. In addition, the statement requires expanded income statement presentation and disclosures that clearly identify and distinguish between the interests of the Company and the interests of the non-controlling owners of the subsidiary. SFAS 160 is effective for the Company starting on January 1, 2009. The Company is currently evaluating the impact of adopting SFAS 160 on its financial statements.

NOTE 3 – ANNOUNCED ACQUISITION OF TRANE INC.
On December 17, 2007, the Company announced that it had executed a definitive agreement to acquire Trane Inc. (Trane), formerly American Standard Companies Inc., in a transaction currently valued at approximately $9.5 billion. Trane is a global leader in indoor climate control systems, services and solutions with 2007 annual revenues of $7.45 billion. The transaction is expected to close in the second quarter of 2008 and is subject to approval by Trane shareholders, regulatory approvals and contractual closing conditions. There can be no assurances that the acquisition will be consummated.

In connection with the proposed Trane acquisition, each share of Trane’s common stock (which approximated 195 million at December 31, 2007) will be exchanged for a combination of (i) 0.23 of an Ingersoll Rand Class A common share and (ii) $36.50 in cash, without interest. The Company intends to use a combination of cash on hand and debt financing in order to pay for the cash portion of the consideration. The Company has secured commitments from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Goldman Sachs Credit Partners L.P. to provide up to $3.9 billion in financing through a 364-day senior unsecured bridge facility. If unused, the debt commitments will expire on September 30, 2008.

NOTE 4 – DIVESTITURES AND DISCONTINUED OPERATIONS
The components of discontinued operations for the years ended December 31 are as follows:

In millions	2007	2006	2005
Revenues	$2,957.8	$3,375.7	$3,283.2

Pre-tax earnings (loss) from operations	(82.5)	376.6	413.6
Pre-tax gain on sale	4,382.6	1.1	4.4
Tax expense	(1,066.5)	(110.2)	(95.6)
Discontinued operations, net	$3,233.6	$267.5	$322.4

Pre-tax loss from operations in 2007 includes a non-cash charge of $449.0 million related to the Company’s liability for all pending and estimated future asbestos claims through 2053 as discussed below in “Other Discontinued Operations”.

Discontinued operations by business for the years ended December 31 are as follows:

In millions	2007	2006	2005
Compact Equipment, net of tax	$2,927.1	$240.4	$284.7
Road Development, net of tax	672.5	62.9	36.6
Other discontinued operations, net of tax	(366.0)	(35.8)	1.1
Total discontinued operations, net of tax	$3,233.6	$267.5	$322.4

Compact Equipment Divestiture
On July 29, 2007, the Company agreed to sell its Bobcat, Utility Equipment and Attachments businesses (collectively, Compact Equipment) to Doosan Infracore for gross proceeds of approximately $4.9 billion, subject to post-closing purchase price adjustments. The sale was completed on November 30, 2007.

Compact Equipment manufactures and sells compact equipment, including skid-steer loaders, compact track loaders, mini-excavators and telescopic tool handlers; portable air compressors, generators and light towers; general-purpose light construction equipment; and attachments. The Company has accounted for Compact Equipment as discontinued operations and has classified the assets and liabilities as held for sale for all periods presented in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).

Net revenues and after-tax earnings of Compact Equipment for the years ended December 31 were as follows:

In millions	2007	2006	2005
Net revenues	$2,705.9	$2,648.4	$2,610.1

After-tax earnings from operations	$275.1	$240.4	$284.7
Gain on sale, net of tax of $939.0	2,652.0	-	-
Total discontinued operations, net of tax	$2,927.1	$240.4	$284.7

Road Development Divestiture
On February 27, 2007, the Company agreed to sell its Road Development business unit to AB Volvo (publ) for cash proceeds of approximately $1.3 billion, subject to post-closing purchase price adjustments. The sale was completed on April 30, 2007, in all countries except for India, which closed on May 4, 2007.

The Road Development business unit manufactures and sells asphalt paving equipment, compaction equipment, milling machines and construction-related material handling equipment. The Company has accounted for the Road Development business unit as discontinued operations and has classified the assets and liabilities sold to AB Volvo as held for sale for all periods presented in accordance with SFAS 144.

Net revenues and after-tax earnings of the Road Development business unit for the years ended December 31 were as follows:

In millions	2007	2006	2005
Net revenues	$251.9	$727.3	$673.1

After-tax earnings from operations	$37.8	$62.9	$36.6
Gain on sale, net of tax of $164.4	634.7	-	-
Total discontinued operations, net of tax	$672.5	$62.9	$36.6

Other Discontinued Operations
The Company also has retained costs from previously sold businesses that mainly include costs related to postretirement benefits, product liability and legal costs (mostly asbestos-related). The components of other discontinued operations for the years ended December 31 were as follows:

In millions	2007	2006	2005
Retained costs, net of tax	$(340.9)	$(36.5)	$(34.1)
Net gain (loss) on disposals, net of tax	(25.1)	0.7	35.2
Total discontinued operations, net of tax	$(366.0)	$(35.8)	$1.1

During the fourth quarter of 2007, the Company recorded a non-cash charge of $449.0 million ($277 million after tax) related to the Company’s liability for all pending and estimated future asbestos claims through 2053. Refer to Note 20, Commitments and Contingencies, for further details on asbestos-related matters.

Assets and liabilities recorded as held for sale on the consolidated balance sheet at December 31 were as follows:

In millions	2006
Assets
Current assets	$1,064.3
Property, plant and equipment, net	408.1
Goodwill and other intangible assets, net	791.0
Other assets and deferred income taxes	242.7
Assets held for sale	$2,506.1

Liabilities
Current liabilities	$676.1
Noncurrent liabilities	498.8
Liabilities held for sale	$1,174.9

NOTE 5 – RESTRUCTURING ACTIVITIES
Restructuring charges recorded during the year ended December 31, 2007 were as follows:

	Climate
	Control	Industrial	Security
In millions	Technologies	Technologies	Technologies	Total
Cost of goods sold	$22.3	$0.6	$1.9	$24.8
Selling and administrative	0.1	0.4	3.4	3.9
Total	$22.4	$1.0	$5.3	$28.7

The changes in the restructuring reserve were as follows:

	Climate
	Control	Industrial	Security
In millions	Technologies	Technologies	Technologies	Total
Balance at December 31, 2006	$-	$-	$1.3	$1.3
Additions	22.4	1.0	5.3	28.7
Cash and non-cash uses	(3.0)	(0.3)	(2.7)	(6.0)
Currency translation	1.4	-	0.1	1.5
Balance at December 31, 2007	$20.8	$0.7	$4.0	$25.5

During 2007, the Company initiated restructuring actions relating to ongoing cost reduction efforts across each of its sectors. These actions include both workforce reductions as well as the consolidation of manufacturing facilities.

Actions taken in the Climate Control Technologies sector included a rationalization of manufacturing facilities in the U.S., Europe and Asia that resulted in the closure of a U.S. plant, 2 European plants and a Japanese plant. Security Technologies conducted a consolidation of administrative functions throughout the European sales area.

At December 31, 2007, the Company has $25.5 million accrued for the workforce reductions and consolidation of manufacturing facilities, of which a majority is expected to be paid in the first quarter of 2008, with the remainder paid throughout the rest of the year.

NOTE 6 – MARKETABLE SECURITIES
At December 31, marketable securities were as follows:

	2007			2006
In millions	Amortized cost or cost	Unrealized losses	Fair value	Amortized cost or cost	Unrealized losses	Fair value
Short-term marketable securities:
Equity securities	$0.1	$-	$0.1	$0.7	$-	$0.7
Total	$0.1	$-	$0.1	$0.7	$-	$0.7

Long-term marketable securities:
Equity securities	$17.3	$(4.9)	$12.4	$18.7	$(4.4)	$14.3
Total	$17.3	$(4.9)	$12.4	$18.7	$(4.4)	$14.3

Long-term marketable securities are included within Other assets on the Consolidated Balance Sheet.

NOTE 7 – INVENTORIES
At December 31, the major classes of inventory were as follows:

In millions	2007	2006
Raw materials	$323.2	$353.8
Work-in-process	163.4	186.3
Finished goods	424.9	393.0
	911.5	933.1
LIFO reserve	(84.3)	(95.4)
Total	$827.2	$837.7

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT
At December 31, the major classes of property, plant and equipment were as follows:

In millions	2007	2006
Land	$65.4	$59.1
Buildings	485.7	438.7
Machinery and equipment	1,056.6	999.7
Software	174.5	154.2
	1,782.2	1,651.7
Accumulated depreciation	(877.3)	(783.5)
Total	$904.9	$868.2

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $112.3 million, $122.7 million and $125.7 million, which include amounts for software amortization of $17.5 million, $23.1 million and $27.8 million, respectively.

NOTE 9 – GOODWILL
The changes in the carrying amount of goodwill are as follows:

	Climate
	Control	Industrial	Security
In millions	Technologies	Technologies	Technologies	Total
Balance at December 31, 2005	$2,514.2	$321.5	$875.6	$3,711.3
Acquisitions and adjustments*	(22.2)	14.3	17.9	10.0
Currency translation	53.1	5.4	57.4	115.9
Balance at December 31, 2006	2,545.1	341.2	950.9	3,837.2
Acquisitions and adjustments*	-	22.0	(6.1)	15.9
Currency translation	68.7	8.7	62.8	140.2
Balance at December 31, 2007	$2,613.8	$371.9	$1,007.6	$3,993.3
* Includes current year adjustments related to final purchase price allocation adjustments.

NOTE 10 –INTANGIBLE ASSETS
The following table sets forth the gross amount and accumulated amortization of the Company’s intangible assets at December 31:
	2007		2006
	Gross	Accumulated	Gross	Accumulated
In millions	amount	amortization	amount	amortization
Customer relationships	$502.4	$87.4	$489.6	$71.8
Trademarks	114.5	15.6	102.6	9.8
Patents	38.2	21.2	30.5	18.2
Other	53.4	29.0	48.9	23.7
Total amortizable intangible assets	708.5	153.2	671.6	123.5
Indefinite-lived intangible assets	169.3	-	164.7	-
Total	$877.8	$153.2	$836.3	$123.5

Intangible asset amortization expense for 2007, 2006 and 2005 was $25.2 million, $24.8 million and $29.6 million, respectively. Estimated amortization expense on existing intangible assets is approximately $30 million for each of the next five fiscal years.

NOTE 11 – DEBT AND CREDIT FACILITIES
At December 31, short-term borrowings and current maturities of long-term debt consisted of the following:

In millions	2007	2006
Current maturities of long-term debt	$681.1	$626.7
Other short-term borrowings	59.9	452.7
Total	$741.0	$1,079.4

The weighted-average interest rate for total short-term borrowings at December 31, 2007 and 2006 was 6.9% and 6.3%, respectively.

At December 31, 2007, the Company had no debt outstanding under its commercial paper program, compared to $378.0 million outstanding at December 31, 2006. Commercial paper is included in other short-term borrowings in the table above.

At December 31, long-term debt excluding current maturities consisted of:

In millions	2007	2006
6.75% Senior Notes Due 2008	$-	$124.9
4.75% Senior Notes Due 2015	299.1	299.0
9.00% Debentures Due 2021	125.0	125.0
7.20% Debentures Due 2007-2025	127.5	135.0
6.48% Debentures Due 2025	149.7	149.7
Medium-term Notes Due 2023, at an average rate of 8.22%	-	50.3
Other loans and notes, at end-of-year average interest rates of 4.32%
in 2007 and 4.73% in 2006, maturing in various amounts to 2016	11.4	21.3
Total	$712.7	$905.2

The fair value of long-term debt, including current maturities of long-term debt, at December 31, 2007 and 2006, was $1,336.7 million and $1,524.7 million, respectively. The fair value of long-term debt was based upon quoted market values.

At December 31, 2007, long-term debt retirements are as follows:

Debt
In millions	retirements
2008	$681.1
2009	9.4
2010	8.9
2011	8.9
2012	9.2
Thereafter	676.3
Total	$1,393.8

Long-term debt retirements for 2008 include $547.9 million which only requires repayment at the option of the holder. If these options are not exercised, the final maturity dates of these instruments would range between 2027 and 2028.

The Company's public debt has no financial covenants and its $2.0 billion revolving credit lines have a debt-to-total capital covenant of 65%. As of December 31, 2007, the Company’s debt-to-total capital ratio was significantly beneath this limit.

At December 31, 2007, the Company’s committed revolving credit facilities consisted of two five-year lines totaling $2.0 billion, of which $750 million expires in June 2009 and $1.25 billion expires in August 2010. These lines were unused and provide support for the Company’s commercial paper program and indirectly provide support for other financing instruments, such as letters of credit and comfort letters as required in the normal course of business. The Company compensates banks for unused lines with fees equal to a weighted average of .0775% per annum. Available non-U.S. lines of credit were $756.9 million, of which $620.5 million were unused at December 31, 2007. These lines provide support for bank guarantees, letters of credit and other working capital purposes.

NOTE 12 – FINANCIAL INSTRUMENTS
In the normal course of business, the Company uses various financial instruments, including derivative instruments, to manage risks associated with interest rate, currency rate, commodity price and share-based compensation exposures. Derivative instruments are not used for trading or speculative purposes. On the date a derivative contract is entered into, the Company designates the derivative instrument as either a hedge of a forecasted transaction (a cash flow hedge) or a hedge of recognized asset or liability (a cash flow or undesignated hedge). The Company formally documents its hedge relationships, including identification of the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking derivative instruments that are designated as hedges to specific assets, liabilities or forecasted transactions.

The Company also assesses both at the inception and at least quarterly thereafter, whether the derivatives used in hedging transactions are highly effective in offsetting the changes in the cash flows of the hedged item. Any ineffective portion of a derivative instrument’s change in fair value is recorded directly in Other income, net, in the period of change. There were no material adjustments as a result of ineffectiveness to the results of operations for the years ended December 31, 2007, 2006 and 2005. If the hedging relationship ceases to be highly effective, or it becomes probable that a forecasted transaction is no longer expected to occur, the hedging relationship will be undesignated and any future gains and losses on the derivative instrument would be recorded in Other income, net.

The fair market value of derivative instruments are determined through market-based valuations and may not be representative of the actual gains or losses that will be recorded when these instruments mature due to future fluctuations in the markets in which they are traded.

Currency and Commodity Hedging Instruments
The estimated fair value of currency hedges outstanding at December 31, 2007 and 2006, was a projected loss of $5.2 million and $3.5 million, respectively. The notional amounts of the currency hedges were $355.5 million and $514.0 million at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, $2.4 million and $1.1 million, net of tax, respectively, was included in Accumulated other comprehensive income (loss) related to the fair value of currency hedges. The amount expected to be reclassified to earnings over the next twelve months is $2.4 million. The actual amounts that will be reclassified to earnings may vary from this amount as a result of changes in market conditions. At December 31, 2007, the maximum term of the Company’s currency hedges was 12 months.

The estimated fair value of commodity hedges outstanding at December 31, 2007, was a projected loss of $2.4 million. The notional amount of the commodity hedges was $22.2 million at December 31, 2007. At December 31, 2007, $1.4 million, net of tax, was included in Accumulated other comprehensive income (loss) related to the fair value of commodity hedges. The amount expected to be reclassified to earnings over the next twelve months is $1.4 million. The actual amounts that will be reclassified to earnings may vary from this amount as a result of changes in market conditions. During 2006, the Company did not enter into any commodity hedges. However, it used fixed-priced supplier agreements, when available, to minimize the risk of fluctuating commodity prices.

Other Hedging Instruments
In August 2006, the Company entered into two total return swaps (the Swaps) which were derivative instruments used to hedge the Company's exposure to changes in its share-based compensation expense. The aggregate notional amount of the Swaps was approximately $52.6 million. On June 11, 2007, the Company terminated a portion of the Swaps for net cash proceeds of $3.8 million. The Company settled the remaining portion of the Swaps on August 6, 2007, for net cash proceeds of $13.8 million. For the year ended December 31, 2007 and 2006, the Company recorded a gain of $15.5 million and $2.1 million, respectively, associated with the Swaps. The gains and losses associated with the Swaps are recorded within Selling and administrative expenses.

In March 2005, the Company entered into interest rate locks for the forecasted issuance of $300 million of Senior Notes due 2015. These interest rate locks met the criteria to be accounted for as cash flow hedges of a forecasted transaction. Consequently, the changes in fair value of the interest rate locks were deferred in Accumulated other comprehensive income (loss) and will be recognized into interest expense over the life of the debt. At December 31, 2007, $8.5 million of deferred losses was included in Accumulated other comprehensive income (loss) related to the interest rate locks, of which $1.0 million is expected to be reclassified to earnings over the next twelve months.

Concentration of Credit Risk
The counterparties to the Company's forward contracts consist of a number of highly rated major international financial institutions. The Company could be exposed to losses in the event of nonperformance by the counterparties. However, credit ratings and concentration of risk of these financial institutions are monitored on a continuous basis and present no significant credit risk to the Company.

Fair Value of Financial Instruments
The carrying value of cash and cash equivalents, accounts receivable, short-term borrowings and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments.

NOTE 13 – POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company sponsors several postretirement plans that cover certain eligible employees. These plans provide for health-care benefits, and in some instances, life insurance benefits. Postretirement health plans generally are contributory and contributions are adjusted annually. Life insurance plans for retirees are primarily noncontributory. The Company funds the postretirement benefit costs principally on a pay-as-you-go basis.

In 2006, the Company adopted SFAS 158, which required the Company to record the funded status of its postretirement plans on its balance sheet effective December 31, 2006. The adoption of SFAS 158 for the Company’s postretirement plans other than pensions resulted in an increase of total liabilities of $300.4 million and a decrease of shareholders’ equity of $135.7 million (net of tax of $164.7 million). See Note 2, Summary of Significant Accounting Policies, for further details.

In connection with the sale of Compact Equipment and the Road Development business unit during 2007, the Company settled its obligation for postretirement benefits for all current and former employees related to these divestitures. In addition, the Company’s U.S. postretirement plan was remeasured as of the sale dates.

The following table details information regarding the Company’s postretirement plans at December 31:

In millions	2007	2006
Change in benefit obligations:
Benefit obligation at beginning of year	$1,035.2	$1,009.3
Service cost	11.8	11.8
Interest cost	54.2	55.0
Plan participants' contributions	13.4	12.9
Actuarial (gains) losses	(1.7)	43.4
Benefits paid, net of Medicare Part D subsidy *	(88.9)	(97.0)
Settlements/curtailments	(375.8)	-
Other	1.6	(0.2)
Benefit obligations at end of year	$649.8	$1,035.2
* Amounts are net of Medicare Part D subsidy of $1.9 and $7.1 million in 2007 and 2006, respectively

Funded status:
Plan assets less than benefit obligations	$(649.8)	$(1,035.2)

Amounts included in the balance sheet:
Accrued compensation and benefits	$(51.1)	$(60.1)
Liabilities held for sale	-	(331.7)
Postemployment and other benefit liabilities	(598.7)	(643.4)
Total	$(649.8)	$(1,035.2)

The pretax amounts recognized in Accumulated other comprehensive income (loss) were as follows:

In millions	Prior service gains	Net actuarial losses	Total
Balance at December 31, 2006	$21.8	$(322.2)	$(300.4)
Current year changes recorded to Accumulated
other comprehensive income (loss)	-	1.5	1.5
Amortization reclassified to earnings	(3.8)	15.9	12.1
Settlements/curtailments reclassified to earnings	(3.5)	113.4	109.9
Balance at December 31, 2007	$14.5	$(191.4)	$(176.9)

The components of net periodic postretirement benefit (income) cost for the years ended December 31, were as follows:

In millions	2007	2006	2005
Service cost	$11.8	$11.8	$9.3
Interest cost	54.2	55.0	54.9
Net amortization of prior service gains	(3.8)	(4.2)	(4.2)
Net amortization of net actuarial losses	15.9	16.6	14.0
Net periodic postretirement benefit cost	78.1	79.2	74.0
Net curtailment and settlement (gains) losses	(265.9)	-	-
Net periodic postretirement benefit (income) cost
after net curtailment and settlement (gains) losses	$(187.8)	$79.2	$74.0

Amounts recorded in continuing operations	$22.7	$25.7	$25.1
Amounts recorded in discontinued operations	(210.5)	53.5	48.9
Total	$(187.8)	$79.2	$74.0

The curtailment and settlement gains and losses in 2007 are associated with the divestiture of Compact Equipment and the Road Development business unit. Amounts expected to be recognized in net periodic postretirement benefits cost in 2008 for prior service gains and plan net actuarial losses are $3.5 million and $14.9 million, respectively.

Assumptions:	2007	2006	2005
Weighted-average discount rate assumption to determine:
Benefit obligations at December 31	6.00%	5.50%	5.50%
Net periodic benefit cost
For the period January 1 to April 30	5.50%	5.50%	5.75%
For the period May 1 to November 30	5.75%	5.50%	5.75%
For the period December 1 to December 31	6.00%	5.50%	5.75%
Assumed health-care cost trend rates at December 31:
Current year medical inflation	11.00%	11.00%	11.00%
Ultimate inflation rate	5.25%	5.25%	5.25%
Year that the rate reaches the ultimate trend rate	2014	2013	2012

A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 2007:

	1%	1%
In millions	Increase	Decrease
Effect on total of service and interest cost components	$1.7	$1.5
Effect on postretirement benefit obligation	30.1	26.2

Benefit payments for postretirement benefits, which are net of expected plan participant contributions and Medicare Part D subsidy, are expected to be paid as follows:

Benefit
In millions	payments
2008	$51.1
2009	52.2
2010	55.2
2011	56.2
2012	56.3
2013 - 2017	280.4

NOTE 14 – PENSION PLANS
The Company has noncontributory pension plans covering substantially all U.S. employees. In addition, certain non-U.S. employees in other countries are covered by pension plans. The Company’s pension plans for U.S. non-collectively bargained employees provided benefits on a final average pay formula. The Company’s U.S. collectively bargained pension plans principally provide benefits based on a flat benefit formula. Non-U.S. plans provide benefits based on earnings and years of service. The Company maintains additional other supplemental benefit plans for officers and other key employees.

In 2006, the Company adopted SFAS 158, which requires the Company to record the funded status of its pension plans on its balance sheet effective December 31, 2006. The adoption of SFAS 158 resulted in a decrease of total assets of $476.0 million, total liabilities of $35.4 million and total shareholders’ equity of $337.1 million (net of tax of $103.5 million). See Note 2, Summary of Significant Accounting Policies, for further details.

In connection with the sale of Compact Equipment and the Road Development business unit during 2007, the Company settled its obligation for pension benefits for all current and former employees related to these divestitures. In addition, certain of the Company’s U.S. plans and the U.K. plan were remeasured as of the sale dates.

The following table details information regarding the Company’s pension plans at December 31:

In millions	2007	2006
Change in benefit obligations:
Benefit obligation at beginning of year	$3,175.7	$3,033.2
Service cost	52.0	54.6
Interest cost	164.3	161.3
Employee contributions	2.3	2.8
Acquisitions	0.7	-
Amendments	3.1	19.8
Expenses paid	(4.2)	(3.6)
Actuarial (gains) losses	(83.6)	7.4
Benefits paid	(202.4)	(205.8)
Currency translation	26.0	101.1
Curtailments	(22.2)	0.6
Settlements	(539.3)	(8.2)
Other	-	12.5
Benefit obligation at end of year	$2,572.4	$3,175.7

Change in plan assets:
Fair value at beginning of year	$2,957.3	$2,727.0
Actual return on assets	211.1	325.7
Company contributions	25.5	31.6
Employee contributions	2.3	2.8
Expenses paid	(4.2)	(3.6)
Benefits paid	(202.4)	(205.8)
Currency translation	17.6	85.2
Settlements	(506.3)	(8.0)
Other	-	2.4
Fair value of assets end of year	$2,500.9	$2,957.3

Funded status:
Plan assets less than the benefit obligations	$(71.5)	$(218.4)

Amounts included in the balance sheet:
Long-term prepaid expenses in other assets	$166.9	$95.8
Assets held for sale	-	23.5
Accrued compensation and benefits	(24.5)	(10.0)
Liabilities held for sale	-	(67.7)
Postemployment and other benefit liabilities	(213.9)	(260.0)
Net amount recognized	$(71.5)	$(218.4)

The pretax amounts recognized in Accumulated other comprehensive income (loss) were as follows:

In millions	Net transition obligation	Prior service cost	Net actuarial losses	Total
Balance at December 31, 2006	$(2.1)	$(63.0)	$(574.5)	$(639.6)
Current year changes recorded to Accumulated
other comprehensive income (loss)	-	(3.1)	66.0	62.9
Amortization reclassified to earnings	0.9	9.2	13.8	23.9
Settlements/curtailments reclassified to earnings	0.2	12.4	106.1	118.7
Currency translation	-	-	(4.1)	(4.1)
Balance at December 31, 2007	$(1.0)	$(44.5)	$(392.7)	$(438.2)

Weighted-average assumptions used:
Benefit obligations at December 31,	2007	2006
Discount rate:
U.S. plans	6.25%	5.50%
Non-U.S. plans	6.00%	5.00%
Rate of compensation increase:
U.S. plans	4.00%	4.00%
Non-U.S. plans	4.50%	4.25%

The accumulated benefit obligation for all defined benefit pension plans was $2,439.9 million and $3,005.3 million at December 31, 2007 and 2006, respectively. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations more than plan assets were $955.9 million, $884.1 million and $716.0 million, respectively, as of December 31, 2007, and $1,198.4 million, $1,101.5 million and $861.9 million, respectively, as of December 31, 2006.

Pension benefit payments are expected to be paid as follows:

Benefit
In millions	payments
2008	$167.5
2009	168.1
2010	184.6
2011	163.4
2012	171.1
2013 - 2017	912.0

The components of the Company’s pension related costs for the years ended December 31, include the following:

In millions	2007	2006	2005
Service cost	$52.0	$54.6	$52.9
Interest cost	164.3	161.3	161.3
Expected return on plan assets	(228.7)	(218.9)	(213.9)
Net amortization of:
Prior service costs	9.2	9.4	8.8
Transition amount	0.9	0.9	0.9
Plan net actuarial losses	13.8	25.4	22.4
Net periodic pension benefit cost	11.5	32.7	32.4
Net curtailment and settlement (gains) losses	63.5	-	4.0
Net periodic pension benefit cost after net
curtailment and settlement (gains) losses	$75.0	$32.7	$36.4

Amounts recorded in continuing operations	$20.6	$38.3	$45.8
Amounts recorded in discontinued operations	54.4	(5.6)	(9.4)
Total	$75.0	$32.7	$36.4

The curtailment and settlement gains and losses in 2007 are associated with the divestiture of Compact Equipment and the Road Development business unit. Pension expense for 2008 is projected to be approximately $23 million, utilizing the assumptions for calculating the pension benefit obligations at the end of 2007. The amounts expected to be recognized in net periodic pension cost during the year ended 2008 for the net transition obligation, prior service cost and plan net actuarial losses are $0.7 million, $8.4 million and $9.6 million, respectively.

Weighted-average assumptions used:
Net periodic pension cost for the year ended December 31,	2007	2006	2005
Discount rate:
U.S. plans
For the period January 1 to April 30	5.50%	5.50%	5.75%
For the period May 1 to November 30	5.75%	5.50%	5.75%
For the period December 1 to December 31	6.25%	5.50%	5.75%
Non-U.S. plans
For the period January 1 to April 30	5.00%	5.00%	5.25%
For the period May 1 to November 30	5.50%	5.00%	5.25%
For the period December 1 to December 31	6.00%	5.00%	5.25%
Rate of compensation increase:
U.S. plans	4.00%	4.00%	4.00%
Non-U.S. plans
For the period January 1 to April 30	4.25%	4.00%	4.00%
For the period May 1 to November 30	4.35%	4.00%	4.00%
For the period December 1 to December 31	4.50%	4.00%	4.00%
Expected return on plan assets:
U.S. plans	8.50%	8.50%	8.75%
Non-U.S. plans	7.25%	7.25%	7.50%

The expected long-term rates of return are projected to be the rates of return to be earned over the period until the benefits are paid and are determined as of the measurement date. Accordingly, the long-term rates of return should reflect the rates of return on present investments, expected contributions to be received during the current year and on reinvestments over the period. The rates of return utilized reflect the expected rates of return during the periods for which the payment of benefits is deferred. The expected long-term rate of return on plan assets is based on what is achievable given the plan’s investment policy and the types of assets held. Historical asset return trends for the larger plans are reviewed over fifteen, ten and five-year periods. The actual rate of return for U.S. plan assets over the last fifteen-year period has exceeded the expected rate of return used. The Company reviews each plan and its historical returns and asset allocations to determine the appropriate expected long-term rate of return on plan assets to be used.

The Company’s pension plans weighted-average asset allocations at December 31, 2007 and 2006, by asset category are as follows:

Asset category	2007	2006
Equity securities	54.0%	62.0%
Debt securities	38.4%	33.1%
Real estate	0.4%	0.3%
Other (including cash)	7.2%	4.6%
Total	100.0%	100.0%

The Company’s investment objectives in managing its defined benefit plan assets are to ensure that present and future benefit obligations to all participants and beneficiaries are met as they become due; to provide a total return that, over the long term, minimizes the present value of required company contributions, at the appropriate levels of risk; and to meet any statutory requirements, laws and local regulatory agencies’ requirements. Key investment management decisions reviewed regularly are asset allocations, investment manager performance, investment advisors and trustees or custodians. An asset/liability modeling (ALM) study is used as the basis for global asset allocation decisions and updated approximately every five years or as required. As of December 31, 2007, the Company’s strategic global asset allocation for its pension plans was 55% in equity securities and 45% in debt securities and cash. The Company sets upper limits and lower limits of plus or minus 5%. The asset allocations are reviewed at least quarterly and any appropriate adjustments are made. Based on its most recent ALM study, the Company in 2007 has begun to adjust its strategic global asset allocation for its plans to be approximately 40% in equity securities and 60% in debt securities, real estate and cash.

The Company made contributions to its pension plans of $25.5 million in 2007, $31.6 million in 2006, and $119.4 million in 2005. The Company currently projects that it will be required to contribute approximately $30 million to its plans worldwide in 2008. The Company’s policy allows it to fund an amount, which could be in excess of the pension cost expensed, subject to the limitations imposed by current tax regulations. The Company anticipates funding the plans in 2008 in accordance with contributions required by funding regulations or the laws of each jurisdiction.

Most of the Company’s U.S. employees are covered by savings and other defined contribution plans. Employer contributions are determined based on criteria specific to the individual plans and amounted to approximately $47.8 million, $48.6 million and $46.8 million in 2007, 2006 and 2005, respectively. The Company's contributions relating to non-U.S. defined contribution plans and other non-U.S. benefit plans were $11.4 million, $8.8 million and $8.1 million in 2007, 2006 and 2005, respectively.

NOTE 15 – SHAREHOLDERS’ EQUITY
Common Stock
During 2007, the Company repurchased 39.7 million Class A common shares at a cost of $1,999.9 million under the $4 billion share repurchase program originally authorized by the Board of Directors in December 2006 and expanded in May 2007. During 2006, the Company repurchased 27.7 million Class A common shares at a cost of $1,096.3 million, which completed the Company’s share repurchases under the $2 billion program that was authorized by the Board of Directors in August 2004 and expanded in August 2005.

On August 3, 2005, the Company’s Board of Directors declared a two-for-one stock split, effected in the form of a stock distribution on September 1, 2005. The Company retained the current par value of $1.00 per share for all common shares. All references in the financial statements and notes to the number of shares outstanding, per share amounts, and stock option data of the Company’s common shares were restated in 2005 to reflect the effect of the stock split. Shareholders’ equity reflects the stock split by reclassifying from “retained earnings” to “Class A common shares” an amount equal to the par value of the additional shares arising from the split as of the distribution date.

Effective December 31, 2001, IR-Limited became the successor to IR-New Jersey, following the reorganization. The reorganization was accomplished through a merger of a newly formed merger subsidiary into IR-New Jersey. Upon consummation of the merger, the shares of IR-New Jersey common stock automatically became IR-Limited Class A common shares. As part of the reorganization, IR-New Jersey and certain of its subsidiaries, immediately prior to the merger, transferred shares of certain IR-New Jersey subsidiaries and issued certain debt in exchange for which IR-Limited issued 270,500,006 Class B common shares. The Class B common shares are non-voting and pay comparable dividends to the Class A common shares. The authorized share capital of IR-Limited is $1,175,010,000, consisting of (1) 1,175,000,000 common shares, par value $1.00 per share, which common shares consist of (a) 600,000,000 Class A common shares and (b) 575,000,000 Class B common shares, and (2) 10,000,000 preference shares, par value $0.001 per share. Class A common shares (and associated preference share purchase rights) were issued to holders of IR-New Jersey common stock in the merger. No preference shares were outstanding at December 31, 2007 or 2006. As the Class B common shares are owned by a consolidated subsidiary, the cost basis of the shares are eliminated in consolidation.

The Company has adopted a shareholder rights plan to protect shareholders from attempts to acquire control of the Company at an inadequate price. The plan will expire on December 22, 2008, unless redeemed or exchanged earlier by the Company, as provided in the rights plan. Under the rights plan, one preference share purchase right was distributed for each Class A common share. As a result of the two-for-one stock split in September 2005, the rights were adjusted so that each issued share of Class A common share now has associated with it one-half of a right. The rights only become exercisable, and will trade separately from the Class A common shares, 10 days after the first public announcement that any person or group has acquired at least 15% of the Company’s outstanding Class A common shares or on the 10th day following the commencement or the announcement of an intention to commence a tender offer, which would result in that person or group acquiring a beneficial ownership of at least 15% of the outstanding Class A common shares. Each right entitles a holder to purchase one-thousandth of a share of Series A preferred stock at an exercise price of $200.

If any person or group acquires 15% or more of the Company’s Class A common shares, the rights not held by the 15% shareholder would become exercisable to purchase the Company’s Class A common shares at a 50% discount. The plan provides that, at any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding Class A common shares, the Board may exchange the rights (other than the rights held by the acquiring person, which will have become void), at an exchange ratio of one Class A common share per two rights. The Company may elect to redeem the rights at $0.01 per right.

Accumulated Other Comprehensive Income (Loss)
The components of Accumulated other comprehensive income (loss) are as follows:

In millions	2007	2006
Currency translation	$675.8	$263.9
Fair value of derivatives qualifying
as cash flow hedges, net of tax	(12.3)	(10.5)
Unrealized gain (loss) on marketable securities,
net of tax	(3.7)	(3.3)
Pension and postretirement obligation adjustments, net of tax	(413.3)	(608.2)
Accumulated other comprehensive income (loss)	$246.5	$(358.1)

NOTE 16 – SHARE-BASED COMPENSATION
Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS 123(R)) using the modified prospective method of adoption. SFAS 123(R) requires companies to recognize compensation expense for an amount equal to the fair value of the share-based award issued. Under the modified prospective method, financial statement amounts for prior periods have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options.

Prior to the adoption, the Company had accounted for stock option plans under the recognition and measurement principles of Accounting Principles Board No. 25 “Accounting for Stock Issued to Employees” (APB 25). Compensation expense was not recognized for employee stock options because they were granted with strike prices that were equal to the fair market value of the Company’s stock on the date of the grant. Compensation expense was recorded for other share-based payments including stock appreciation rights (SARs), performance shares, deferred compensation and management incentive units awards.

On June 6, 2007, the shareholders of the Company approved the Incentive Stock Plan of 2007, which authorizes the Company to issue stock options and other share-based incentives. The total number of shares authorized by the shareholders is 14.0 million, of which 13.8 million remains available for future incentive awards. The plan replaces the Incentive Stock Plan of 1998 which terminated in May 2007.

Stock Options
The average fair value of the stock options granted for the year ended December 31, 2007 and 2006 was estimated to be $11.06 per share and $10.42 per share, respectively, using the Black-Scholes option-pricing model. The following assumptions were used:

	2007	2006
Dividend yield	1.75%	1.49%
Volatility	26.10%	27.70%
Risk-free rate of return	4.71%	4.47%
Expected life	4.70 years	4.42 years

The fair value of each of the Company’s stock option awards is expensed on a straight-line basis over the required service period, which is generally the three-year vesting period of the options. However, for options granted to retirement eligible employees, the Company recognizes expense for the fair value of the options at the grant date. Expected volatility is based on the historical volatility from traded options on the Company’s stock. The risk-free rate of return is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. Historical data is used to estimate forfeitures within the Company’s valuation model. The Company’s expected life of the stock option awards is derived from historical experience and represents the period of time that awards are expected to be outstanding.

Changes in options outstanding under the plans for the years 2005, 2006 and 2007 are as follows:

	Shares	Weighted-	Aggregate	Weighted-
	subject	average	intrinsic	average
	to option	exercise price	value (millions)	remaining life
December 31, 2004	18,853,474	$25.19
Granted	6,091,600	38.70
Exercised	(3,921,949)	23.10
Cancelled	(1,140,649)	33.77
December 31, 2005	19,882,476	29.26
Granted	3,305,190	39.33
Exercised	(3,707,839)	25.77
Cancelled	(314,885)	38.82
December 31, 2006	19,164,942	31.54
Granted	3,528,225	43.77
Exercised	(5,386,093)	29.70
Cancelled	(882,183)	41.16
Outstanding December 31, 2007	16,424,891	$34.25	$202.2	5.9
Exercisable December 31, 2007	11,874,003	$31.16	$181.8	4.9

The following table summarizes information concerning currently outstanding and exercisable options:

			Options outstanding			Options exercisable
			Number	Weighted-	Weighted-	Number	Weighted-	Weighted-
			outstanding at	average	average	exercisable at	average	average
Range of			December 31,	remaining	exercise	December 31,	remaining	exercise
exercise price			2007	life	price	2007	life	price
$ 15.00	-	$ 20.00	1,369,234	4.6	$19.52	1,369,234	4.6	$19.52
20.01	-	25.00	1,761,071	3.2	21.24	1,761,071	3.2	21.24
25.01	-	30.00	1,234,616	1.6	26.07	1,234,616	1.6	26.07
30.01	-	35.00	2,802,177	5.3	32.30	2,802,177	5.3	32.30
35.01	-	40.00	6,221,198	6.6	38.99	4,619,495	6.3	38.84
40.01	-	45.00	2,809,095	8.7	43.19	87,410	2.8	43.13
45.01	-	50.00	4,500	9.6	49.90	-	-	-
50.01	-	55.00	107,000	9.6	51.04	-	-	-
55.01	-	60.00	116,000	9.8	55.22	-	-	-
$ 16.83	-	$ 43.16	16,424,891	5.9	$34.25	11,874,003	4.9	$31.16

At December 31, 2007, there was $23.4 million of total unrecognized compensation cost from stock option arrangements granted under the plan, which is related to unvested shares of non-retirement eligible employees. This compensation will be recognized over the required service period, which is generally the three-year vesting period. The aggregate intrinsic value of options exercised during the year ended December 31, 2007 and 2006 was $103.4 million and $63.3 million, respectively.

On December 7, 2005, the Compensation Committee of the Company’s board of directors approved the acceleration of the vesting of all outstanding and unvested stock options under the Company’s stock plan for active employees, effective December 31, 2005. As a result of the acceleration, 9.7 million stock options became exercisable, with exercise prices ranging from $19.53 to $39.85, and a weighted-average exercise price of $34.95. In addition to the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the stock options were changed to prohibit transfers of any shares acquired through the exercise of these accelerated options until the earlier of (i) the original vesting date of the option or (ii) termination of employment, retirement, death or disability. The charge associated with the acceleration of vesting was approximately $1 million, which was recorded in the fourth quarter of 2005 and represents the intrinsic value for the estimated number of stock options that would have been forfeited had the acceleration not occurred. Stock options issued after January 1, 2006, generally vest ratably over a three-year period from their date of grant and expire at the end of ten years.

SARs
SARs generally vest ratably over a three-year period from the date of grant and expire at the end of ten years. Effective August 2, 2006, all exercised SARs are settled with the Company’s Class A common shares. Previously, exercised SARs were paid in cash. The following table summarizes the information for currently outstanding SARs:

	Shares	Weighted-	Aggregate	Weighted-
	subject	average	intrinsic	average
	to exercise	exercise price	value (millions)	remaining life
December 31, 2004	1,609,798	$25.12
Granted	617,700	38.69
Exercised	(345,556)	23.15
Cancelled	(112,808)	29.95
December 31, 2005	1,769,134	30.05
Granted	395,020	39.12
Exercised	(327,717)	24.49
Cancelled	(142,683)	32.18
December 31, 2006	1,693,754	33.11
Granted	-	-
Exercised	(476,400)	30.31
Cancelled	(47,377)	34.72
Outstanding December 31, 2007	1,169,977	$33.99	$14.6	5.8
Exercisable December 31, 2007	814,707	$31.76	$12.0	5.2
Note: The Company did not grant SARS during 2007 and does not anticipate further granting in the future.

Performance Shares
The Company has a Performance Share Program (PSP) for key employees. The program provides annual awards for the achievement of pre-established long-term strategic initiatives and annual financial performance of the Company. The annual target award level is expressed as a number of the Company’s Class A common shares. For performance year 2006 the award was paid in cash.

On April 17, 2007, and effective for the performance year 2007, the Compensation Committee of the Company’s board of directors approved a revision to the PSP program such that all PSP awards will be paid in Class A common shares rather than in cash. In addition, all shares will vest one year after the date of grant except for retirement-eligible employees which vest immediately. As a result of these changes, a larger portion of the Company’s executive compensation program will be directly linked to the performance of the Company’s Class A common shares, thus further aligning the interests of executives with those of the Company’s shareholders.

Deferred Compensation
The Company allows key employees and non-employee directors to defer a portion of their eligible compensation into a number of investment choices, including Class A common share equivalents. Effective August 2, 2006, the Company eliminated the provision in the deferred compensation plans making plan participants eligible to receive a 20% supplemental amount on deferrals in the Company's Class A common share equivalents. In addition, the Company vested the previously awarded, but unvested, portions of the 20% supplemental amount awarded under the deferred compensation plans.

Effective August 1, 2007, the deferred compensation plans were amended to provide that any amounts invested in the Class A common share equivalents will be settled in Class A common shares at the time of distribution. Previously, these amounts were settled in cash.

Other Plans
The Company maintains a shareholder-approved Management Incentive Unit Award Plan. Under the plan, participating key employees were awarded incentive units. When dividends are paid on Class A common shares, phantom dividends are awarded to unit holders, one-half of which is paid in cash, the remaining half of which is credited to the participants’ account in the form of Class A common share equivalents. The value of the actual incentive units is never paid to participants, and only the fair value of accumulated common share equivalents is paid in cash upon the participants’ retirement. The number of common share equivalents credited to participants’ accounts at December 31, 2007 is 203,620.

The Company has issued stock grants as an incentive plan for certain key employees, with varying vesting periods. At December 31, 2007, there were 275,914 stock grants outstanding, all of which were vested. Effective August 2, 2006, all stock grants are settled with the Company’s Class A common shares rather than cash.

Compensation Expense
Share-based compensation expense is included in Selling and administrative expenses. The following table summarizes the expenses recognized:

In millions	2007	2006	2005
Stock options	$21.4	$13.6	$1.0
SARs	1.0	4.6	2.0
Performance shares	11.3	10.4	5.8
Deferred compensation	1.8	(0.6)	(1.0)
Other	-	-	0.1
Pre-tax expense	35.5	28.0	7.9
Tax benefit	13.6	10.7	3.0
After tax expense	$21.9	$17.3	$4.9

Amounts recorded in continuing operations	$21.9	$17.3	$4.9
Amounts recorded in discontinued operations	3.9	2.8	0.9
Total	$25.8	$20.1	$5.8

Compensation expense was recognized during the year ended December 31, 2006, for all share-based option awards granted since January 1, 2006, based on the grant date fair value in accordance with the provisions of SFAS 123(R). The Company recorded additional stock-option expense of $13.6 million in 2006 associated with the adoption of SFAS 123(R).

The following table illustrates the effect on net earnings and earnings per share had the Company applied the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” for the year ended December 31, 2005:

In millions, except per share amounts	2005
Net earnings, as reported	$1,054.2
Add: Stock-based employee compensation expense
included in reported net income, net of tax	5.8
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards, net of tax	79.7
Pro forma net earnings	$980.3

Basic earnings per share:
As reported	$3.12
Pro forma	2.90

Diluted earnings per share:
As reported	$3.09
Pro forma	2.87

The average fair value of stock options granted during the year ended December 31, 2005 was $12.67 using the Black-Scholes option-pricing model, with the following assumptions at the grant date:

2005
Dividend yield	1.30%
Volatility	35.57%
Risk-free rate of return	3.60%
Expected life	5 years

NOTE 17 – OTHER INCOME, NET
At December 31, the components of Other income, net were as follows:

In millions	2007	2006	2005
Interest income	$36.2	$15.9	$29.1
Exchange gain (loss)	(2.8)	(21.3)	6.8
Minority interests	(14.3)	(14.9)	(12.7)
Earnings from equity investments	1.0	(0.1)	4.1
Other	(4.2)	13.1	22.8
Other income, net	$15.9	$(7.3)	$50.1

NOTE 18 – INCOME TAXES
Earnings before income taxes for the years ended December 31 were taxed within the following jurisdictions:

In millions	2007	2006	2005
United States	$(140.4)	$35.2	$9.2
Non-U.S.	1,077.9	822.4	783.6
Total	$937.5	$857.6	$792.8

Provision for income taxes by jurisdiction for the years ended December 31 was as follows:

In millions	2007	2006	2005
United States	$52.8	$(32.7)	$(41.0)
Non-U.S.	151.6	125.3	102.0
Total	$204.4	$92.6	$61.0

The components of Provision for income taxes for the years ended December 31 were as follows:

In millions	2007	2006	2005
Current tax expense	$57.8	$64.8	$34.8
Deferred tax expense	146.6	27.8	26.2
Total provision for income taxes	$204.4	$92.6	$61.0

The Provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. statutory income tax rate to pretax income, as a result of the following differences:

	Percent of pretax income
	2007	2006	2005
Statutory U.S. rate	35.0%	35.0%	35.0%
Increase (decrease) in rates resulting from:
Non-U.S. operations	(21.0)	(28.2)	(26.4)
Manufacturing exemption / ETI / FSC	(0.9)	(0.5)	(0.7)
State and local income taxes, net of U.S. tax	(0.1)	(0.5)	(0.2)
Puerto Rico - Sec 936 Credit	-	-	(1.4)
Tax reserves (including uncertain tax position reserves)*	8.0	4.8	2.2
Other adjustments	0.8	0.2	(0.8)
Effective tax rate	21.8%	10.8%	7.7%
* Includes interest and penalties on reserves of 4.2%, 3.1% and 3.1% for 2007, 2006 and 2005, respectively

Tax incentives, in the form of tax holidays, have been granted in certain jurisdictions to encourage industrial development. The expiration of these tax holidays varies by country. The most significant tax holidays relate to the Company’s locations in China, which have generally received a 2-year full holiday followed by a 3-year 50% exemption, and the Company’s qualifying locations in Ireland, which were granted a 10% tax rate through 2010. The benefit for all tax holidays for the year ended December 31, 2007 and 2006 was $4.9 million and $5.1 million, respectively.

At December 31, a summary of the deferred tax accounts were as follows:

In millions	2007	2006
Deferred tax assets:
Inventory and accounts receivable	$24.0	$23.2
Depreciation and amortization	11.4	50.2
Postemployment and other benefit liabilities	468.5	486.2
Other reserves and accruals	334.9	325.2
Net operating losses and credit carryforwards	445.7	615.3
Other	46.6	26.8
Gross deferred tax assets	1,331.1	1,526.9
Less: deferred tax valuation allowances	(207.4)	(184.2)
Deferred tax assets net of valuation allowances	1,123.7	1,342.7
Deferred tax liabilities:
Inventory and accounts receivable	$(11.6)	$(18.8)
Depreciation and amortization	(511.4)	(444.6)
Postemployment and other benefit liabilities	(39.0)	(41.3)
Other reserves and accruals	(11.7)	(28.4)
Other	(8.3)	(39.8)
Gross deferred tax assets	(582.0)	(572.9)

Net deferred tax assets	$541.7	$769.8

The increase in the valuation allowance of $23.2 million was recorded for U.S. federal tax credit carryforwards, U.S. state net operating loss carryforwards, non-U.S net operating loss and credit carryforwards and other non-US deferred tax assets. Approximately $8.8 million of the valuation allowance for deferred tax assets at December 31, 2007, was acquired in business combination transactions and any tax benefit, when realized, will reduce goodwill rather than the income tax provision.

At December 31, 2007, no deferred taxes have been provided for any portion of the $7.9 billion of undistributed earnings of the Company’s subsidiaries, since these earnings have been, and under current plans will continue to be, permanently reinvested in these subsidiaries, and it is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

At December 31, 2007, the Company had the following operating loss and tax credit carryforwards available to offset taxable income in future years:

		Expiration
In millions	Amount	Period
U.S. Federal net operating loss carryforwards	$608.4	2022-2027
U.S. Federal credit carryforwards	130.5	2012-2027
U.S. State net operating loss carryforwards	1,879.0	2008-2027
Non-U.S. net operating loss carryforwards	731.9	2008-Unlimited
Non-U.S. credit carryforwards	13.4	Unlimited

The U.S. state net operating loss carryforwards were incurred in various jurisdictions. The non-U.S. net operating loss carryforwards were incurred in various jurisdictions, predominately in Brazil, Germany, Switzerland and the United Kingdom.

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (FIN 48), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. As a result of adopting FIN 48, the company recorded additional liabilities to its previously established reserves, and a corresponding decrease in retained earnings of $145.6 million.

The Company has total unrecognized tax benefits of $379.8 million and $457.0 million as of December 31, 2007, and January 1, 2007, respectively. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate are $287.4 million as of December 31, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In millions	2007
Balance at January 1, 2007	$457.0
Additions based on tax positions related to the current year	22.5
Additions based on tax positions related to prior years	75.5
Reductions based on tax positions related to prior years	(33.6)
Reductions related to settlements with tax authorities	(141.0)
Reductions related to lapses of statute of limitations	(0.6)
Balance at December 31, 2007	$379.8

The Company records interest and penalties associated with the uncertain tax positions within its Provision for income taxes. The Company had reserves associated with interest and penalties, net of tax, of $93.1 million and $88.0 million at December 31, 2007, and January 1, 2007, respectively. For the year ended December 31, 2007, the Company recognized $40.8 million and $11.0 million, respectively, in interest and penalties net of tax related to these uncertain tax positions.

It is reasonably possible that the total amount of unrecognized tax benefits could change within 12 months as a result of settlements of ongoing tax examinations resulting in a decrease of approximately $26.4 million in the unrecognized tax benefits.

The provision for income taxes involves a significant amount of management judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Company operates. Future changes in applicable laws, projected levels of taxable income and tax planning could change the effective tax rate and tax balances recorded by the Company. In addition, U.S. and non-U.S. tax authorities periodically review income tax returns filed by the Company and can raise issues regarding its filing positions, timing and amount of income or deductions, and the allocation of income among the jurisdictions in which the Company operates. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Germany, Italy, the Netherlands, Switzerland and the United States. In general, the examination of the Company’s material tax returns is completed for the years prior to 2000, with certain matters being resolved through appeals and litigation.

The Internal Revenue Service (IRS) has completed the examination of the Company’s federal income tax returns through the 2000 tax year and has issued a notice proposing adjustments. The principle proposed adjustment relates to the disallowance of certain capital losses. The Company disputes the IRS position and protests have been filed with the IRS Appeals Division. In order to reduce the potential interest expense associated with this matter, the Company made a payment of $217 million in the third quarter of 2007, which reduced the Company’s total liability for uncertain tax positions by $141 million. The issues raised by the IRS associated with this payment are not related to the Company's reorganization in Bermuda, or the Company's intercompany debt structure.

On July 20, 2007, the Company and its consolidated subsidiaries received a notice from the IRS containing proposed adjustments to the Company’s tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of the Company’s reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the entire intercompany debt incurred in connection with the Company’s reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS has disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. These adjustments proposed by the IRS, if upheld in their entirety, would result in additional taxes with respect to 2002 of approximately $190 million plus interest, and would require the Company to record additional charges associated with this matter. At this time, the IRS has not yet begun their examination of the Company’s tax filings for years subsequent to 2002. However, if these adjustments or a portion of these adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years.

The Company strongly disagrees with the view of the IRS and filed a protest with the IRS in the third quarter of 2007. Going forward, the Company intends to vigorously contest these proposed adjustments. The Company, in consultation with its outside advisors, carefully considered many factors in determining the terms of the intercompany debt, including the obligor’s ability to service the debt and the availability of equivalent financing from unrelated parties, two factors prominently cited by the IRS in denying debt treatment. The Company believes that its characterization of that obligation as debt for tax purposes was supported by the relevant facts and legal authorities at the time of its creation. The subsequent financial results of the relevant companies, including the actual cash flow generated by operations and the production of significant additional cash flow from dispositions, have confirmed the ability to service this debt. Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of its position, the Company believes that it is adequately reserved for this matter. As the Company moves forward to resolve this matter with the IRS, it is reasonably possible that the reserves established may be adjusted within the next 12 months. However, the Company does not expect that the ultimate resolution will have a material adverse impact on its future results of operations or financial position.

The Company believes that it has adequately provided for any reasonably foreseeable resolution of any tax disputes, but will adjust its reserves if events so dictate in accordance with FIN 48. To the extent that the ultimate results differ from the original or adjusted estimates of the Company, the effect will be recorded in the provision for income taxes.

NOTE 19 – EARNINGS PER SHARE (EPS)
Basic EPS is calculated by dividing net earnings (income available to common shareholders) by the weighted-average number of Class A common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the denominator of the basic EPS calculation for the effect of all potentially dilutive common shares, which in the Company’s case, includes shares issuable under share-based compensation plans. The following table summarizes the weighted-average number of Class A common shares outstanding for basic and diluted earnings per share calculations:

In millions	2007	2006	2005
Weighted-average number of basic shares	290.7	319.9	337.6
Shares issuable under incentive stock plans	4.6	3.2	3.7
Weighted-average number of diluted shares	295.3	323.1	341.3
Anti-dilutive shares	0.2	3.2	0.1

NOTE 20 – COMMITMENTS AND CONTINGENCIES
The Company is involved in various litigations, claims and administrative proceedings, including environmental and product liability matters. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that the liability which may result from these legal matters would not have a material adverse effect on the financial condition, results of operations, liquidity or cash flows of the Company.

Environmental Matters
The Company continues to be dedicated to an environmental program to reduce the utilization and generation of hazardous materials during the manufacturing process and to remediate identified environmental concerns. As to the latter, the Company is currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former manufacturing facilities.

The Company is sometimes a party to environmental lawsuits and claims and has received notices of potential violations of environmental laws and regulations from the Environmental Protection Agency and similar state authorities. It has also been identified as a potentially responsible party (PRP) for cleanup costs associated with off-site waste disposal at federal Superfund and state remediation sites. For all such sites, there are other PRPs and, in most instances, the Company’s involvement is minimal.

In estimating its liability, the Company has assumed it will not bear the entire cost of remediation of any site to the exclusion of other PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on the parties’ financial condition and probable contributions on a per site basis. Additional lawsuits and claims involving environmental matters are likely to arise from time to time in the future.

During 2007, the Company spent $5.6 million on capital projects for pollution abatement and control, and an additional $11.1 million for environmental remediation expenditures at sites presently or formerly owned or leased by us. As of December 31, 2007, the Company has recorded reserves for environmental matters of $101.8 million. The Company believes that these expenditures and accrual levels will continue and may increase over time. Given the evolving nature of environmental laws, regulations and technology, the ultimate cost of future compliance is uncertain.

Asbestos Matters
Certain wholly owned subsidiaries of the Company are named as defendants in asbestos-related lawsuits in state and federal courts. In virtually all of the suits, a large number of other companies have also been named as defendants. The vast majority of those claims has been filed against IR-New Jersey and generally allege injury caused by exposure to asbestos contained in certain of IR-New Jersey’s products, primarily pumps and compressors. Although IR-New Jersey was neither a producer nor a manufacturer of asbestos, some of its formerly manufactured products utilized asbestos-containing components, such as gaskets and packings purchased from third-party suppliers.

Prior to the fourth quarter of 2007, the Company recorded a liability (which it periodically updated) for its actual and anticipated future asbestos settlement costs projected seven years into the future. The Company did not record a liability for future asbestos settlement costs beyond the seven-year period covered by its reserve because such costs previously were not reasonably estimable for the reasons detailed below.

In the fourth quarter of 2007, the Company again reviewed its history and experience with asbestos-related litigation and determined that it had now become possible to make a reasonable estimate of its total liability for pending and unasserted potential future asbestos-related claims. This determination was based upon the Company’s analysis of developments in asbestos litigation, including the substantial and continuing decline in the filing of non-malignancy claims against the Company, the establishment in many jurisdictions of inactive or deferral dockets for such claims, the decreased value of non-malignancy claims because of changes in the legal and judicial treatment of such claims, increasing focus of the asbestos litigation upon malignancy claims, primarily those involving mesothelioma, a cancer with a known historical and predictable future annual incidence rate, and the Company’s substantial accumulated experience with respect to the resolution of malignancy claims, particularly mesothelioma claims, filed against it.

Accordingly, in the fourth quarter of 2007, the Company retained Dr. Thomas Vasquez of Analysis, Research & Planning Corporation (collectively, “ARPC”) to assist it in calculating an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims. ARPC is a respected expert in performing complex calculations such as this. ARPC has been involved in many asbestos-related valuations of current and future liabilities, and its valuation methodologies have been accepted by numerous courts.

The methodology used by ARPC to project the Company’s total liability for pending and unasserted potential future asbestos-related claims relied upon and included the following factors, among others:

•	ARPC’s interpretation of a widely accepted forecast of the population likely to have been occupationally exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases such as mesothelioma and lung cancer;

•	the Company’s historical experience with the filing of non-malignancy claims against it and the historical ratio between the numbers of non-malignancy and lung cancer claims filed against the Company;

•
ARPC’s analysis of the number of people likely to file an asbestos-related personal injury claim against the Company based on such epidemiological and historical data and the Company’s most recent three-year claims history;

•	an analysis of the Company’s pending cases, by type of disease claimed;

•	an analysis of the Company’s most recent three-year history to determine the average settlement and resolution value of claims, by type of disease claimed;

•
an adjustment for inflation in the future average settlement value of claims, at a 2.5% annual inflation rate, adjusted downward to 1.5% to take account of the declining value of claims resulting from the aging of the claimant population;

•	an analysis of the period over which the Company has and is likely to resolve asbestos-related claims against it in the future.

Based on these factors, ARPC calculated a total estimated liability of $755 million for the Company to resolve all pending and unasserted potential future claims through 2053, which is ARPC’s reasonable best estimate of the time it will take to resolve asbestos-related claims. This amount is on a pre-tax basis, not discounted for the time-value of money, and excludes the Company’s defense fees (which will continue to be expensed by the Company as they are incurred). After considering ARPC’s analysis and the factors listed above, in the fourth quarter of 2007, the Company increased its recorded liability for asbestos claims by $538 million, from $217 million to $755 million.

In addition, during the fourth quarter of 2007, the Company recorded an $89 million increase in its assets for probable asbestos-related insurance recoveries to $250 million. This represents amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In calculating this amount, the Company used the estimated asbestos liability for pending and projected future claims calculated by ARPC. It also considered the amount of insurance available, gaps in coverage, allocation methodologies, solvency ratings and creditworthiness of the insurers, the amounts already recovered from and the potential for settlements with insurers, and the terms of existing settlement agreements with insurers.

During the fourth quarter of 2007, the Company recorded a non-cash charge to earnings of discontinued operations of $449 million ($277 million after tax), which is the difference between the amount by which the Company increased its total estimated liability for pending and projected future asbestos-related claims and the amount that the Company expects to recover from insurers with respect to that increased liability.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on currently available information. The Company’s actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s or ARPC’s calculations vary significantly from actual results. Key variables in these assumptions are identified above and include the number and type of new claims to be filed each year, the average cost of resolution of each such new claim, the resolution of coverage issues with insurance carriers, and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty as the projection period lengthens. Other factors that may affect the Company’s liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation.

The aggregate amount of the stated limits in insurance policies available to the Company for asbestos-related claims, acquired over many years and from many different carriers, is substantial. However, limitations in that coverage, primarily due to the considerations described above, are expected to result in the projected total liability to claimants substantially exceeding the probable insurance recovery.

From receipt of its first asbestos claims more than 25 years ago to December 31, 2007, the Company has resolved (by settlement or by dismissal) approximately 208,000 claims. The total amount of all settlements paid by the Company (excluding insurance recoveries) and by its insurance carriers is approximately $308 million, for an average payment per resolved claim of $1,480. The average payment per claim resolved during the year ended December 31, 2007 was $7,491. This amount reflects the Company’s emphasis on resolution of higher value malignancy claims, particularly mesothelioma claims, rather than lower value non-malignancy claims, which are more heavily represented in the Company’s historical settlements. The table below provides additional information regarding asbestos-related claims filed against the Company:

	2002	2003	2004	2005	2006	2007
Open claims - January 1	77,675	96,294	104,513	105,811	102,968	101,709
New claims filed	37,172	30,843	13,541	11,132	6,457	5,398
Claims settled	(16,443)	(21,096)	(11,503)	(12,505)	(6,558)	(5,005)
Claims dismissed	(2,110)	(1,528)	(740)	(1,470)	(1,158)	(1,479)
Open claims - December 31	96,294	104,513	105,811	102,968	101,709	100,623

Over 90 percent of the open claims against the Company are non-malignancy claims, many of which have been placed on inactive or deferral dockets and the vast majority of which have little or no settlement value against the Company, particularly in light of recent changes in the legal and judicial treatment of such claims.

Malignancy claims accounted for: approximately 73 percent of the Company’s total asbestos-related settlement payments during the three-year period ended December 31, 2004; approximately 87 percent during the three-year period ended December 31, 2007; and approximately 93 percent in 2007. Non-malignancy claims accounted for: approximately 27 percent of the Company’s total asbestos-related settlement payments during the three-year period ended December 31, 2004; approximately 13 percent during the three-year period ended December 31, 2007; and approximately seven percent in 2007.

For the twelve-month period ended December 31, 2007, total costs for the settlement and defense of asbestos claims after insurance recoveries and net of tax were approximately $37 million.

Other Matters
As previously reported, on November 10, 2004, the Securities and Exchange Commission (SEC) issued an Order directing that a number of public companies, including the Company, provide information relating to their participation in transactions under the United Nations’ Oil for Food Program. Upon receipt of the Order, the Company undertook a thorough review of its participation in the Oil for Food Program, provided the SEC with information responsive to the Order and provided additional information requested by the SEC. During a March 27, 2007 meeting with the SEC, at which a representative of the Department of Justice (DOJ) was also present, the Company began discussions concerning the resolution of this matter with both the SEC and DOJ. On October 31, 2007, the Company announced it had reached settlements with the SEC and DOJ relating to this matter. Under the terms of the settlements, the Company paid a total of $6.7 million in penalties, interest and disgorgement of profits. The Company consented to the entry of a civil injunction in the SEC action and entered into a three-year deferred prosecution agreement with the DOJ. Under both settlements, the Company has implemented, and will continue to implement improvements to its compliance program that are consistent with its longstanding policy against improper payments. In the settlement documents, the Government noted that the Company thoroughly cooperated with the investigation, that the Company had conducted its own complete investigation of the conduct at issue, promptly and thoroughly reported its findings to them, and took prompt remedial measures. In a related matter, on July 10, 2007, representatives of the Italian Guardia di Finanza (Financial Police) requested documents from Ingersoll-Rand Italiana S.p.A pertaining to certain Oil for Food transactions undertaken by that subsidiary of the Company. Such transactions have previously been reported to the SEC and DOJ, and the Company will continue to cooperate fully with the Italian authorities in this matter.

The Company sells product on a continuous basis under various arrangements through institutions that provide leasing and product financing alternatives to retail and wholesale customers. Under these arrangements, the Company is contingently liable for loan guarantees and residual values of equipment of $5.0 million, including consideration of ultimate net loss provisions. The risk of loss to the Company is minimal and, historically, only immaterial losses have been incurred relating to these arrangements since the fair value of the underlying equipment that serves as collateral is generally in excess of the contingent liability. Management believes these guarantees will not adversely affect the condensed consolidated financial statements.

The Company is contingently liable for customs duties in certain non-U.S. countries which totaled $11.9 million as of December 31, 2007. These amounts are not accrued as the Company intends on exporting the product to another country for final sale.

The Company also has other contingent liabilities for $10.5 million. These liabilities primarily result from performance bonds, guarantees and stand-by letters of credit associated with the prior sale of products from divested businesses.

The following represents the changes in the Company’s product warranty liability for 2007 and 2006:

In millions	2007	2006
Balance at beginning of year	$137.1	$135.2
Reductions for payments	(68.5)	(61.7)
Accruals for warranties issued during the current period	80.1	66.1
Changes for accruals related to preexisting warranties	(7.8)	(6.9)
Acquisitions	-	0.4
Translation	6.0	4.0
Balance at end of the year	$146.9	$137.1

Certain office and warehouse facilities, transportation vehicles and data processing equipment are leased. Total rental expense was $72.2 million in 2007, $68.2 million in 2006 and $57.8 million in 2005. Minimum lease payments required under non-cancelable operating leases with terms in excess of one year for the next five years and thereafter, are as follows: $54.2 million in 2008, $46.2 million in 2009, $34.8 million in 2010, $24.3 million in 2011, $19.5 million in 2012 and $24.8 million thereafter.

NOTE 21 – BUSINESS SEGMENT INFORMATION
The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies except that the operating segments’ results are prepared on a management basis that is consistent with the manner in which the Company disaggregates financial information for internal review and decision making. The Company largely evaluates performance based on operating income and operating margins. Intercompany sales between segments are considered immaterial.

The Company has divested various businesses over the past few years as it moves to being a leading global diversified industrial enterprise. During 2007, the Company sold its Bobcat, Utility Equipment and Attachments business units as well as its Road Development business unit. Segment information for all years has been revised to exclude the results of these divestitures.

Each reportable segment is based primarily on the types of products it generates. The operating segments have been aggregated based on the aggregation criteria and quantitative thresholds as required by SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” A description of the Company’s reportable segments is as follows:

Climate Control Technologies provides solutions for customers to transport, preserve, store and display temperature-sensitive products by engaging in the design, manufacture, sale and service of transport temperature control units, refrigerated display merchandisers, beverage coolers, auxiliary power units and walk-in storage coolers and freezers. This segment includes the Thermo King, Hussmann and Koxka brands.

Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency, mainly by engaging in the design, manufacture, sale and service of compressed air systems, tools, fluid and material handling, golf and utility vehicles and energy generation systems. The segment includes the Ingersoll Rand and Club Car brands.

Security Technologies is engaged in the design, manufacture, sale and service of mechanical and electronic security products, biometric access control systems and security and scheduling software. This segment includes the Schlage, LCN, Von Duprin and CISA brands.

A summary of operations by reportable segments for the years ended December 31, were as follows:

Dollar amounts in millions	2007	2006	2005
Climate Control Technologies
Revenues	$3,372.4	$3,171.0	$2,853.6
Operating income	382.6	356.0	315.1
Operating income as a percentage of revenues	11.3%	11.2%	11.0%
Depreciation and amortization	48.9	52.1	53.7
Capital expenditures	38.9	25.6	10.4

Industrial Technologies
Revenues	2,877.1	2,577.7	2,310.4
Operating income	392.0	351.8	301.6
Operating income as a percentage of revenues	13.6%	13.6%	13.1%
Depreciation and amortization	36.2	32.4	26.8
Capital expenditures	41.2	55.6	35.1

Security Technologies
Revenues	2,513.6	2,285.0	2,099.7
Operating income	433.5	400.2	380.7
Operating income as a percentage of revenues	17.2%	17.5%	18.1%
Depreciation and amortization	46.6	42.6	44.6
Capital expenditures	34.4	43.6	22.8
Total revenues	$8,763.1	$8,033.7	$7,263.7

Operating income from reportable segments	1,208.1	1,108.0	997.4
Unallocated corporate expense	(150.3)	(109.5)	(109.6)
Total operating income	$1,057.8	$998.5	$887.8
Total operating income as a percentage of revenues	12.1%	12.4%	12.2%

Depreciation and amortization from reportable segments	131.7	127.1	125.1
Unallocated depreciation and amortization	7.1	21.7	31.6
Total depreciation and amortization	$138.8	$148.8	$156.7

Capital expenditures from reportable segments	114.5	124.8	68.3
Corporate capital expenditures	5.2	20.0	17.8
Total capital expenditures	$119.7	$144.8	$86.1

Revenues by destination and long-lived assets by geographic area for the years ended December 31 were as follows:

In millions	2007	2006	2005
Revenues
United States	$4,756.0	$4,570.9	$4,221.5
Non-U.S.	4,007.1	3,462.8	3,042.2
Total	$8,763.1	$8,033.7	$7,263.7

In millions	2007	2006
Long-lived assets
United States	$820.5	$841.3
Non-U.S.	639.6	574.9
Total	$1,460.1	$1,416.2

NOTE 22 – GUARANTOR FINANCIAL INFORMATION - REVISED

Ingersoll Rand Company Limited, a Bermuda company (IR-Limited) is the successor to Ingersoll-Rand Company, a New Jersey corporation (IR-New Jersey), following a corporate reorganization (the reorganization) that became effective on December 31, 2001. The reorganization was accomplished through a merger of a newly formed merger subsidiary of IR-Limited. IR-Limited and its subsidiaries continue to conduct the businesses previously conducted by IR-New Jersey and its subsidiaries. The reorganization has been accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity.

As part of the reorganization, IR-Limited guaranteed all of the issued public debt securities of IR-New Jersey. The subsidiary issuer, IR-New Jersey, is 100% owned by the parent, IR-Limited, the guarantees are full and unconditional, and no other subsidiary of the Company guarantees the securities.

IR-Limited issued Class B common shares to IR-New Jersey in exchange for a $3.6 billion note and shares of certain IR-New Jersey subsidiaries. The note, which is due in 2011, has a fixed rate of interest of 11% per annum payable semi-annually and imposes certain restrictive covenants upon IR-New Jersey. At December 31, 2007, $2.1 billion of the original $3.6 billion note remains outstanding. The Class B common shares are non-voting and pay dividends comparable to the Class A common shares. In 2002, IR-Limited contributed the note to a wholly owned subsidiary, which subsequently transferred portions of the note to several other subsidiaries, all of which are included in the “Other Subsidiaries” below. Accordingly, the subsidiaries of IR-Limited remain creditors of IR-New Jersey.

IR-New Jersey has unconditionally guaranteed payment of the principal, premium, if any, and interest on the Company’s 4.75% Senior Notes due in 2015 in the aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of the existing and future unsecured and unsubordinated debt of IR-New Jersey.

The Company has revised the guarantor financial statements for all periods presented in order to reflect Ingersoll-Rand Global Holding Company Limited (IR Global Holding) as a stand-alone subsidiary. IR Global Holding, a 100% owned subsidiary of IR-Limited, is expected to issue public debt that is guaranteed by IR-Limited. As part of the process to revise the condensed financial statements, the Company noted errors within the consolidation process of the subsidiaries. Total consolidated results were not impacted by these revisions; however certain amounts reported within the IR-New Jersey and Other Subsidiary columns have been corrected. The Company determined that these errors were immaterial to the Company’s financial statements. All periods have been revised in the current presentation.

The condensed consolidating financial statements present IR-Limited, IR Global Holding and IR-New Jersey investments in their subsidiaries using the equity method of accounting. Intercompany investments in the non-voting Class B common shares are accounted for on the cost method and are reduced by intercompany dividends. In accordance with generally accepted accounting principles, the amounts related to the issuance of the Class B shares have been presented as contra accounts and included within Other Shareholders’ Equity since the Class B issuance on December 31, 2001. The notes payable continue to be reflected as a liability on the balance sheet of IR-New Jersey and are enforceable in accordance with their terms.

The following condensed consolidated financial information for IR-Limited, IR Global Holding, IR-New Jersey, and all their other subsidiaries is included so that separate financial statements of IR Global Holding and IR-New Jersey are not required to be filed with the U.S. Securities and Exchange Commission.

Condensed Consolidating Income Statement
For the year ended December 31, 2007

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Net revenues	$-	$-	$911.9	$7,851.2	$-	$8,763.1
Cost of goods sold	-	-	(629.2)	(5,642.8)	-	(6,272.0)
Selling and administrative expenses	(32.7)	(0.6)	(302.3)	(1,097.7)	-	(1,433.3)
Operating (loss) income	(32.7)	(0.6)	(19.6)	1,110.7	-	1,057.8
Equity earnings in affiliates (net of tax)	4,038.4	3,234.2	873.1	765.2	(8,910.9)	-
Interest expense	(39.8)	-	(69.9)	(26.5)	-	(136.2)
Intercompany interest and fees	(53.8)	(155.4)	(684.0)	893.2	-	-
Other income, net	54.6	2.9	71.4	(113.0)	-	15.9
Earnings (loss) before income taxes	3,966.7	3,081.1	171.0	2,629.6	(8,910.9)	937.5
Benefit (provision) for income taxes	-	-	167.8	(372.2)	-	(204.4)
Earnings (loss) from continuing operations	3,966.7	3,081.1	338.8	2,257.4	(8,910.9)	733.1
Discontinued operations, net of tax	-	-	426.4	2,807.2	-	3,233.6
Net earnings (loss)	$3,966.7	$3,081.1	$765.2	$5,064.6	$(8,910.9)	$3,966.7

Condensed Consolidating Income Statement
For the year ended December 31, 2006

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Net revenues	$-	$-	$922.0	$7,111.7	$-	$8,033.7
Cost of goods sold	-	-	(658.7)	(5,109.7)	-	(5,768.4)
Selling and administrative expenses	(16.3)	(0.9)	(252.3)	(997.3)	-	(1,266.8)
Operating (loss) income	(16.3)	(0.9)	11.0	1,004.7	-	998.5
Equity earnings in affiliates (net of tax)	1,057.6	889.0	410.9	(37.3)	(2,320.2)	-
Interest expense	(30.3)	-	(77.6)	(25.7)	-	(133.6)
Intercompany interest and fees	(32.9)	(76.0)	(644.2)	753.1	-	-
Other income, net	54.4	1.9	64.2	(127.8)	-	(7.3)
Earnings (loss) before income taxes	1,032.5	814.0	(235.7)	1,567.0	(2,320.2)	857.6
Benefit (provision) for income taxes	-	-	192.1	(284.7)	-	(92.6)
Earnings (loss) from continuing operations	1,032.5	814.0	(43.6)	1,282.3	(2,320.2)	765.0
Discontinued operations, net of tax	-	-	6.3	261.2	-	267.5
Net earnings (loss)	$1,032.5	$814.0	$(37.3)	$1,543.5	$(2,320.2)	$1,032.5

Condensed Consolidating Income Statement
For the year ended December 31, 2005

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Net revenues	$-	$-	$866.1	$6,397.6	$-	$7,263.7
Cost of goods sold	-	-	(625.4)	(4,577.8)	-	(5,203.2)
Selling and administrative expenses	(1.2)	-	(249.9)	(921.6)	-	(1,172.7)
Operating (loss) income	(1.2)	-	(9.2)	898.2	-	887.8
Equity earnings in affiliates (net of tax)	986.9	957.7	348.6	134.8	(2,428.0)	-
Interest expense	(9.1)	-	(106.3)	(29.7)	-	(145.1)
Intercompany interest and fees	(38.4)	(35.0)	(424.8)	498.2	-	-
Other income, net	116.0	3.2	110.5	(179.6)	-	50.1
Earnings (loss) before income taxes	1,054.2	925.9	(81.2)	1,321.9	(2,428.0)	792.8
Benefit (provision) for income taxes	-	-	185.4	(246.4)	-	(61.0)
Earnings (loss) from continuing operations	1,054.2	925.9	104.2	1,075.5	(2,428.0)	731.8
Discontinued operations, net of tax	-	-	30.6	291.8	-	322.4
Net earnings (loss)	$1,054.2	$925.9	$134.8	$1,367.3	$(2,428.0)	$1,054.2

Condensed Consolidating Balance Sheet
December 31, 2007

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Current assets:
Cash and cash equivalents	$0.6	$1,979.1	$545.4	$2,210.2	$-	$4,735.3
Marketable securities	-	-	-	0.1	-	0.1
Accounts and notes receivable, net	0.4	-	263.8	1,396.5	-	1,660.7
Inventories, net	-	-	76.4	750.8	-	827.2
Other current assets	-	0.2	136.7	340.5	-	477.4
Assets held for sale	-	-	-	-	-	-
Accounts and notes receivable affiliates	252.6	916.2	5,150.6	27,478.5	(33,797.9)	-
Total current assets	253.6	2,895.5	6,172.9	32,176.6	(33,797.9)	7,700.7

Investment in affiliates	9,794.6	8,050.3	9,487.9	35,264.8	(62,597.6)	-
Property, plant and equipment, net	-	-	151.1	753.8	-	904.9
Intangible assets, net	-	-	72.5	4,645.4	-	4,717.9
Other noncurrent assets	1.5	-	704.5	346.7	-	1,052.7
Total assets	$10,049.7	$10,945.8	$16,588.9	$73,187.3	$(96,395.5)	$14,376.2

Current liabilities:
Accounts payable and accruals	$6.9	$4.6	$527.1	$1,956.1	$-	$2,494.7
Short-term borrowings and current maturities of long-term debt	-	-	555.4	185.6	-	741.0
Liabilities held for sale	-	-	-	-	-	-
Accounts and note payable affiliates	89.1	5,779.7	7,001.7	20,927.4	(33,797.9)	-
Total current liabilities	96.0	5,784.3	8,084.2	23,069.1	(33,797.9)	3,235.7

Long-term debt	299.1	-	403.2	10.4	-	712.7
Note payable affiliate	1,550.0	-	2,097.4	-	(3,647.4)	-
Other noncurrent liabilities	196.7	0.4	1,917.0	405.8	-	2,519.9
Total liabilities	2,141.8	5,784.7	12,501.8	23,485.3	(37,445.3)	6,468.3

Shareholders' equity:
Class A common shares	370.0	(97.4)	-	-	-	272.6
Class B common shares	270.6	-	-	-	(270.6)	-
Common shares	-	-	-	2,362.8	(2,362.8)	-
Other shareholders' equity	11,046.3	5,115.6	4,900.3	50,833.6	(64,507.0)	7,388.8
Accumulated other comprehensive income (loss)	568.5	52.8	(398.0)	527.8	(504.6)	246.5
	12,255.4	5,071.0	4,502.3	53,724.2	(67,645.0)	7,907.9
Less: Contra account	(4,347.5)	90.1	(415.2)	(4,022.2)	8,694.8	-
Total shareholders' equity	7,907.9	5,161.1	4,087.1	49,702.0	(58,950.2)	7,907.9
Total liabilities and equity	$10,049.7	$10,945.8	$16,588.9	$73,187.3	$(96,395.5)	$14,376.2

Condensed Consolidating Balance Sheet
December 31, 2006

	IR	IR Global	IR	Other	Consolidating	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Adjustments	Consolidated
Current assets:
Cash and cash equivalents	$1.7	$-	$81.7	$272.4	$-	$355.8
Marketable securities	-	-	-	0.7	-	0.7
Accounts and notes receivable, net	0.3	-	174.3	1,307.1	-	1,481.7
Inventories, net	-	-	91.1	746.6	-	837.7
Other current assets	0.4	(1.2)	374.8	(18.2)	-	355.8
Assets held for sale	-	-	500.1	2,006.0	-	2,506.1
Accounts and notes receivable affiliates	1,098.1	1,226.6	2,662.7	25,598.0	(30,585.4)	-
Total current assets	1,100.5	1,225.4	3,884.7	29,912.6	(30,585.4)	5,537.8

Investment in affiliates	6,954.2	6,083.2	11,172.1	26,572.2	(50,781.7)	-
Property, plant and equipment, net	-	-	168.1	700.1	-	868.2
Intangible assets, net	-	-	71.6	4,478.4	-	4,550.0
Other noncurrent assets	1.7	-	1,129.8	58.4	-	1,189.9
Total assets	$8,056.4	$7,308.6	$16,426.3	$61,721.7	$(81,367.1)	$12,145.9

Current liabilities:
Accounts payable and accruals	$6.3	$0.5	$359.6	$1,491.7	$-	$1,858.1
Short-term borrowings and current
maturities of long-term debt	378.0	-	596.8	104.6	-	1,079.4
Liabilities held for sale	-	-	536.4	638.5	-	1,174.9
Accounts and note payable affiliates	779.0	3,348.0	7,035.9	19,422.5	(30,585.4)	-
Total current liabilities	1,163.3	3,348.5	8,528.7	21,657.3	(30,585.4)	4,112.4

Long-term debt	299.0	-	411.3	194.9	-	905.2
Note payable affiliate	950.0	-	2,697.4	-	(3,647.4)	-
Other noncurrent liabilities	239.3	12.8	1,437.5	33.9	-	1,723.5
Total liabilities	2,651.6	3,361.3	13,074.9	21,886.1	(34,232.8)	6,741.1

Shareholders' equity:
Class A common shares	364.5	(57.7)	-	-	-	306.8
Class B common shares	270.6	-	-	-	(270.6)	-
Common shares	-	-	-	2,362.8	(2,362.8)	-
Other shareholders' equity	9,403.3	3,956.0	4,472.2	41,420.3	(53,795.7)	5,456.1
Accumulated other comprehensive income (loss)	(36.4)	13.8	(689.2)	253.1	100.6	(358.1)
	10,002.0	3,912.1	3,783.0	44,036.2	(56,328.5)	5,404.8
Less: Contra account	(4,597.2)	35.2	(431.6)	(4,200.6)	9,194.2	-
Total shareholders' equity	5,404.8	3,947.3	3,351.4	39,835.6	(47,134.3)	5,404.8
Total liabilities and equity	$8,056.4	$7,308.6	$16,426.3	$61,721.7	$(81,367.1)	$12,145.9

Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2007

	IR	IR Global	IR	Other	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Consolidated
Net cash (used in) provided by continuing operating activities	$(100.0)	$-	$(457.8)	$1,387.7	$829.9
Net cash (used in) provided by discontinued operating activities	-	-	(37.0)	103.2	66.2

Cash flows from investing activities:
Capital expenditures	-	-	(24.7)	(95.0)	(119.7)
Proceeds from sale of property, plant and equipment	-	-	4.6	9.6	14.2
Acquisitions, net of cash acquired	-	-	(0.6)	(25.1)	(25.7)
Proceeds from business dispositions, net of cash	-	-	3,076.7	3,077.6	6,154.3
Proceedes from sales and maturities of marketable securities	-	-	-	0.7	0.7
Other	-	-	(0.3)	28.9	28.6
Net cash (used in) provided by continuing investing activities	-	-	3,055.7	2,996.7	6,052.4
Net cash (used in) provided by discontinued investing activities	-	-	(4.7)	(53.0)	(57.7)

Cash flows from financing activities:
Net change in debt	(378.0)	-	(49.4)	(122.3)	(549.7)
Net inter-company (payments) proceeds	776.2	3,924.1	(2,088.6)	(2,611.7)	-
Proceeds from the exercise of stock options	160.2	-	-	-	160.2
Excess tax benefit from stock-based compensation	-	-	29.1	7.0	36.1
Dividends (paid) received	(459.5)	54.9	16.4	178.4	(209.8)
Repurchase of common shares by subsidiary	-	(1,999.9)	-	-	(1,999.9)
Net cash (used in) provided by continuing financing activities	98.9	1,979.1	(2,092.5)	(2,548.6)	(2,563.1)
Net cash (used in) provided by discontinued financing activities	-	-	-	-	-

Effect of exchange rate changes on cash and cash equivalents	-	-	-	51.8	51.8

Net (decrease) increase in cash and cash equivalents	(1.1)	1,979.1	463.7	1,937.8	4,379.5
Cash and cash equivalents - beginning of period	1.7	-	81.7	272.4	355.8
Cash and cash equivalents - end of period	$0.6	$1,979.1	$545.4	$2,210.2	$4,735.3

Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2006

	IR	IR Global	IR	Other	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Consolidated
Net cash (used in) provided by continuing operating activities	$(67.4)	$-	$(83.3)	$963.8	$813.1
Net cash (used in) provided by discontinued operating activities	-	-	173.4	(31.7)	141.7

Cash flows from investing activities:
Capital expenditures	-	-	(43.8)	(101.0)	(144.8)
Proceeds from sale of property, plant and equipment	-	-	0.9	8.7	9.6
Acquisitions, net of cash acquired	-	-	(11.8)	(37.9)	(49.7)
Proceeds from business dispositions, net of cash	-	-	-	-	-
Proceedes from sales and maturities of marketable securities	-	151.4	-	4.4	155.8
Other	-	-	-	0.4	0.4
Net cash (used in) provided by continuing investing activities	-	151.4	(54.7)	(125.4)	(28.7)
Net cash (used in) provided by discontinued investing activities	-	-	(8.7)	(123.8)	(132.5)

Cash flows from financing activities:
Net change in debt	379.1	-	(499.7)	(19.9)	(140.5)
Net inter-company (payments) proceeds	(7.3)	847.0	323.1	(1,162.8)	-
Proceeds from the exercise of stock options	95.7	-	-	-	95.7
Excess tax benefit from stock-based compensation	-	-	8.9	6.6	15.5
Dividends (paid) received	(423.9)	22.3	15.6	168.4	(217.6)
Repurchase of common shares by subsidiary	-	(1,096.3)	-	-	(1,096.3)
Net cash (used in) provided by continuing financing activities	43.6	(227.0)	(152.1)	(1,007.7)	(1,343.2)
Net cash (used in) provided by discontinued financing activities	-	-	-	-	-

Effect of exchange rate changes on cash and cash equivalents	-	-	-	29.4	29.4

Net (decrease) increase in cash and cash equivalents	(23.8)	(75.6)	(125.4)	(295.4)	(520.2)
Cash and cash equivalents - beginning of period	25.5	75.6	207.1	567.8	876.0
Cash and cash equivalents - end of period	$1.7	$-	$81.7	$272.4	$355.8

Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2005

	IR	IR Global	IR	Other	IR Limited
In millions	Limited	Holding	New Jersey	Subsidiaries	Consolidated
Net cash (used in) provided by continuing operating activities	$(32.0)	$-	$(381.3)	$854.2	$440.9
Net cash (used in) provided by discontinued operating activities	-	-	(111.0)	510.8	399.8

Cash flows from investing activities:
Capital expenditures	-	-	(38.0)	(48.1)	(86.1)
Proceeds from sale of property, plant and equipment	-	-	2.1	14.2	16.3
Acquisitions, net of cash	-	-	-	(484.7)	(484.7)
Proceeds from business dispositions, net of cash	-	-	3.7	7.7	11.4
Purchase of marketable securities	-	(151.4)	-	(1.2)	(152.6)
Other	-	-	-	7.1	7.1
Net cash (used in) provided by continuing investing activities	-	(151.4)	(32.2)	(505.0)	(688.6)
Net cash (used in) provided by discontinued investing activities	-	-	(11.3)	(71.8)	(83.1)

Cash flows from financing activities:
Net change in debt	297.4	-	(87.3)	(147.4)	62.7
Net inter-company (payments) proceeds	(134.8)	977.7	(25.2)	(817.7)	-
Redemption of preferred stock of subsidiary	(73.6)	-	-	-	(73.6)
Proceeds from the exercise of stock options	90.9	-	-	-	90.9
Dividends (paid) received	(359.2)	12.9	13.2	141.0	(192.1)
Repurchase of common shares by subsidiary	-	(763.6)	-	-	(763.6)
Net cash (used in) provided by continuing financing activities	(179.3)	227.0	(99.3)	(824.1)	(875.7)
Net cash (used in) provided by discontinued financing activities	-	-	-	-	-

Effect of exchange rate changes on cash and cash equivalents	-	-	-	(14.2)	(14.2)

Net (decrease) increase in cash and cash equivalents	(211.3)	75.6	(635.1)	(50.1)	(820.9)
Cash and cash equivalents - beginning of period	236.8	-	842.2	617.9	1,696.9
Cash and cash equivalents - end of period	$25.5	$75.6	$207.1	$567.8	$876.0

SCHEDULE II

INGERSOLL-RAND COMPANY LIMITED
VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(Amounts in millions)

Allowances for Doubtful Accounts:

Balance December 31, 2004	$45.0
Net reductions in costs and expenses	(6.6)
Deductions *	(13.6)
Business acquisitions and divestitures, net	4.6
Currency translation	(1.1)

Balance December 31, 2005	28.3
Net reductions in costs and expenses	(11.4)
Deductions *	(11.4)
Business acquisitions and divestitures, net	1.4
Currency translation	1.4

Balance December 31, 2006	8.3
Additions charged to costs and expenses	9.8
Deductions *	(7.2)
Business acquisitions and divestitures, net	0.4
Currency translation	0.9

Balance December 31, 2007	$12.2

(*) "Deductions" include accounts and advances written off, less recoveries.

SCHEDULE II

INGERSOLL-RAND COMPANY LIMITED
VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(Amounts in millions)

Reserve for LIFO:

Balance December 31, 2004	$77.2
Additions	2.6
Reductions	(1.9)

Balance December 31, 2005	77.9
Additions	19.7
Reductions	(2.2)

Balance December 31, 2006	95.4
Additions	-
Reductions	(11.1)

Balance December 31, 2007	$84.3